Exhibit 2.1

EXCHANGE AGREEMENT

among

VITAL THERAPIES, INC.,

iMMUNIC AG and

the Shareholders of IMMUNIC AG

Dated as of January 6, 2019

Page

EXCHANGE AGREEMENT	1
Article 1. DESCRIPTION OF TRANSACTION	2
1.1 The Transaction	2
1.2 Closing; Effective Time	2
1.3 Certificate of Incorporation and Bylaws; Directors and Officers	3
1.4 Exchange of Shares.	3
1.5 Calculation of Net Cash.	4
1.6 Closing of Immunic’s Transfer Books	5
1.7 Book Entry Transfer.	5
1.8 Waiver of Rights	6
1.9 Immunic Consent, Approval and Waiver	6
1.10 Vital’s Acceptance of the Immunic Shares	6
1.11 Further Action	7
1.12 Tax Consequences	7
1.13 Certificates.	7
Article 2. REPRESENTATIONS AND WARRANTIES OF IMMUNIC AND THE HOLDERS	7
2.1 Subsidiaries; Due Organization; Organizational Documents.	8
2.2 Authority; Vote Required.	9
2.3 Non-Contravention; Consents.	9
2.4 Capitalization.	10
2.5 Financial Statements.	11
2.6 Absence of Changes	11
2.7 Title to Assets	12
2.8 Real Property; Leaseholds	12
2.9 Intellectual Property.	12
2.10 Material Contracts.	15
2.11 Undisclosed Liabilities	17
2.12 Compliance; Permits; Restrictions.	17
2.13 Tax Matters.	19
2.14 Employee and Labor Matters; Benefit Plans.	21
2.15 Environmental Matters	23
2.16 Insurance.	23
2.17 Legal Proceedings; Orders.	24
2.18 Inapplicability of Anti-takeover Statutes	24
2.19 No Immunic Financial Advisor	25
2.20 Immunic Subscription Agreement	25
2.21 Disclosure	25
2.22 Organization and Authority of Holders.	25
2.23 Title to Shares.	26
2.24 Holder Conflicts	26
2.25 No Holder Violation or Litigation	26

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2.26 No Brokers for Holders	27
2.27 Holder Subscription Agreement.	27
2.28 Purchase Entirely for Own Account	28
2.29 Disclosure of Information	28
2.30 Restricted Securities	28
2.31 Legends	29
2.32 Foreign Investors	29
2.33 No General Solicitation	29
2.34 Residence	29
2.35 No Other Representations or Warranties	30
Article 3. REPRESENTATIONS AND WARRANTIES OF VITAL	30
3.1 Subsidiaries; Due Organization; Organizational Documents.	30
3.2 Authority; Vote Required.	31
3.3 Non-Contravention; Consents.	31
3.4 Capitalization.	32
3.5 SEC Filings; Financial Statements.	33
3.6 Absence of Changes	35
3.7 Undisclosed Liabilities	35
3.8 Compliance; Permits; Restrictions.	36
3.9 Tax Matters.	36
3.10 Employee and Labor Matters; Benefit Plans.	38
3.11 Environmental Matters	44
3.12 Insurance.	44
3.13 Legal Proceedings; Orders.	45
3.14 Real Property; Leasehold	45
3.15 Intellectual Property	45
3.16 Material Contracts.	45
3.17 Shell Company Status	47
3.18 No Financial Advisor	47
3.19 Anti-Corruption Matters	47
3.20 Disclosure	47
3.21 Valid Issuance	47
3.22 Opinion of Financial Advisor	48
Article 4. CERTAIN COVENANTS OF THE PARTIES	48
4.1 Access and Investigation	48
4.2 Operation of Vital’s Business.	49
4.3 Operation of Immunic’s Business.	51
4.4 Notification of Certain Matters.	53
4.5 No Solicitation.	54
4.6 Market Stand-Off Agreement	56

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(continued)

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Article 5. ADDITIONAL AGREEMENTS OF THE PARTIES	57
5.1 Registration Statement; Proxy Statement / Prospectus.	57
5.2 Immunic Shareholder Consent.	59
5.3 Vital Stockholders’ Meeting.	59
5.4 Regulatory Approvals.	61
5.5 Vital Employee and Benefits Matters.	62
5.6 Immunic Exit Bonus Shares	64
5.7 Indemnification of Officers and Directors.	64
5.8 Additional Agreements	65
5.9 Disclosure	66
5.10 Listing	66
5.11 Tax Matters.	66
5.12 Legends	67
5.13 Directors and Officers	67
5.14 Section 16 Matters	67
5.15 Takeover Statutes	67
5.16 Termination of Certain Agreements and Rights	67
Article 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY	68
6.1 Effectiveness of Registration Statement	68
6.2 No Restraints	68
6.3 Stockholder Approval	68
6.4 Regulatory Matters	68
6.5 Listing	68
Article 7. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF VITAL	69
7.1 Accuracy of Representations	69
7.2 Performance of Covenants	69
7.3 No Immunic Material Adverse Effect	69
7.4 Lock-Ups from Immunic Officers and Directors.	69
7.5 Termination of Investor Agreements	69
7.6 Immunic Pre-Closing Financing	69
7.7 Documents	70
Article 8. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF IMMUNIC	70
8.1 Accuracy of Representations	70
8.2 Performance of Covenants	70
8.3 No Vital Material Adverse Effect	70
8.4 Board of Directors and Officers	71
8.5 Lock-Ups from Vital Officers and Directors.	71

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8.6 Amendment to Certificate of Incorporation	71
8.7 Filing of Form 10-K	71
8.8 Documents	71
Article 9. TERMINATION	71
9.1 Termination	71
9.2 Effect of Termination	74
9.3 Expenses; Termination Fees.	74
9.4 Effect of Payment of Termination Fees and Expenses.	76
Article 10. MISCELLANEOUS PROVISIONS	76
10.1 Non-Survival of Representations and Warranties	76
10.2 Amendment	77
10.3 Waiver.	77
10.4 Entire Agreement; Counterparts; Exchanges by Facsimile	77
10.5 Applicable Law; Jurisdiction	77
10.6 Attorneys’ Fees	78
10.7 Assignability; No Third Party Beneficiaries	78
10.8 Notices	78
10.9 Severability	79
10.10 Other Remedies; Specific Performance	80
10.11 Construction.	80

Schedules:

Vital Disclosure Schedule

Immunic Disclosure Schedule

Holder Disclosure Schedule

Schedule 1.5	Net Cash Schedule Example
Schedule 5.5(a)	Terminated Vital Associate Payments
Schedule 5.5(b)	Vital Benefit Plans
Schedule 5.13	Vital Officers and Directors at the Effective Time
Schedule 5.16	Investor Agreements

Exhibits:

Exhibit A	Holders and Immunic Shares
Exhibit B	Definitions
Exhibit C	Investment and Subscription Agreement

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EXCHANGE AGREEMENT

THIS EXCHANGE AGREEMENT (this “Agreement”) is made and entered into as of January 6, 2019, by and among VITAL THERAPIES, INC., a Delaware corporation (“Vital”), IMMUNIC AG, a stock corporation formed under the laws of Germany and registered with the commercial register (Handelsregister) of the local court of Munich (the “Commercial Register”) under number HRB 223333 (“Immunic”), and the shareholders of Immunic listed on Exhibit A hereto (the “Holders”). Certain capitalized terms used in this Agreement are defined in Exhibit B.

RECITALS

A.                Through this Agreement, Vital, Immunic and the Holders intend to effect a transaction whereby the Holders contribute, transfer, assign and deliver all of the Immunic Shares owned by them, and all of their rights with respect to such Immunic Shares, to Vital in exchange for shares of Vital Common Stock, with the result of Immunic becoming a wholly-owned subsidiary of Vital (the “Transaction”).

B.                 The Vital Board of Directors (i) has determined that the Transaction is fair to, and in the best interests of, Vital and the Vital Stockholders, (ii) has deemed advisable and approved this Agreement, the Transaction, the Vital Stockholder Matters, and the other actions contemplated by this Agreement; and (iii) has determined to recommend that the Vital Stockholders vote to approve the Vital Stockholder Matters.

C.                 Immediately prior to the execution and delivery of this Agreement, certain of the Holders have executed an Investment and Subscription Agreement substantially in the form attached hereto as Exhibit C (the “Subscription Agreement”) among Immunic and the Holders named therein (with Vital named therein as a third-party beneficiary of the obligations of such Holders thereto), pursuant to which such Holders have agreed prior to the Closing in connection with the Immunic Pre-Closing Financing to purchase the number of common shares (Stammaktien) (“Immunic Common Shares”) set forth therein (the “Immunic Pre-Closing Financing Shares”).

D.                The Holders (i) own all of the Immunic Common Shares outstanding as of the date hereof, which have been issued in accordance with the Articles of Association (Satzung) of Immunic (the “Immunic Articles”), (ii) own all preferred shares (Vorzugsaktien) issued by Immunic in the form of Series A-1 and Series A-2 preferred shares (the “Immunic Preferred Shares” and, with the Immunic Common Shares, the “Immunic Shares”), (iii) will own immediately prior to the Closing, all of the Immunic Exit Bonus Shares, and (iv) will own, upon the consummation of the Immunic Pre-Closing Financing, all of the Immunic Common Shares (including all rights with respect to the Immunic Pre-Closing Financing Shares and the Immunic Exit Bonus Shares) and all of the Immunic Preferred Shares, in each case which are issued and outstanding as of immediately prior to the Effective Time.

E.                 Immunic has entered into a consolidated shareholders’ agreement, dated as of January 6, 2019, with the Holders, which set forth the principles of the legal relationship between all shareholders of Immunic (the “New CSA”). The New CSA replaced in full any and all prior shareholders’ agreements among all or individual shareholders relating to their participation in Immunic, including the shareholders’ agreement dated August 10, 2016 as amended by (i) the amendment to the investment and shareholders’ agreements dated December 21, 2016, (ii) the accession and amendment agreement dated August 25, 2017 and (iii) the third accession and amendment agreement dated December 14, 2018.

F.                  Under Section 6 para. 1 of the Immunic Articles, legal ownership of the Immunic Shares may only be validly transferred upon approval at an Immunic shareholders’ meeting which is also subject to the approval of a special resolution of the holders of Immunic Preferred Shares as declared by its management board (Vorstand). Immunic’s management board and its supervisory board (Aufsichtsrat) (collectively, the “Immunic Board of Directors”): (i) has determined that the Transaction is advisable and fair to, and in the best interests of, Immunic and the Holders, (ii) has deemed advisable and approved the other actions contemplated by this Agreement, (iii) has duly authorized and approved by all necessary corporate action the execution, delivery and performance of this Agreement and the Contemplated Transactions, and (iv) has deemed advisable and approved, through a resolution, the transfer of the Immunic Shares as part of the Transaction and as otherwise contemplated by this Agreement.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

Article 1.    DESCRIPTION OF TRANSACTION

1.1              The Transaction. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time each Holder hereby irrevocably contributes, transfers by assignment pursuant to Section 398, 413 of the German Civil Code (BGB), and delivers to Vital (i) all of the Immunic Shares held by such Holder as legal and beneficial owner (rechtlicher und wirtschaftlicher Eigentümer) as set forth in the column entitled “Immunic AG Shares (all classes)” opposite such Holder’s name on Exhibit A hereto, that are of the class of security set forth in the columns entitled “Immunic AG Class of Shares”; and (ii) any and all rights associated with such Immunic Shares held by such Holder, in exchange for that number of shares of Vital Common Stock as determined in accordance with this Agreement.

1.2              Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1, and subject to the satisfaction or waiver of the conditions set forth in Article 6, Article 7 and Article 8, the closing of the Transaction (the “Closing”) shall take place at the offices of Pillsbury Winthrop Shaw Pittman LLP, 12255 El Camino Real, Suite 300, San Diego, California, as promptly as practicable (but in no event later than the second Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article 6, Article 7 and Article 8, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as Vital and Immunic may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” Subject to the provisions of this Agreement, the Closing of the Transaction shall be effective at 10:00 a.m., Eastern time, on the Closing Date (which time is referred to as the “Effective Time”).

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1.3              Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a)               the certificate of incorporation of Vital shall be the certificate of incorporation of Vital immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such certificate of incorporation; provided, however, that (i) at the Effective Time, Vital shall file an amendment to its certificate of incorporation, to the extent approved by the holders of Vital Common Stock as contemplated by Section 5.3, to effect the Reverse Split and (ii) promptly following the Effective Time, Vital shall file an amendment to its certificate of incorporation, to the extent approved by the holders of Vital Common Stock as contemplated by Section 5.3, to change the name of Vital (to “Immunic, Inc.”);

(b)               the bylaws of Vital shall be the bylaws of Vital immediately prior to the Effective Time; provided, however, that effective at the Effective Time, Vital shall amend its bylaws to replace all references to Vital’s name with Immunic; and

(c)               the directors and officers of Vital, each to hold office in accordance with the certificate of incorporation and bylaws of Vital, shall be as set forth in Section 5.13.

1.4              Exchange of Shares.

(a)               At the Effective Time, and without any further action on the part of Vital, Immunic or any Holder, each Immunic Common Share and each Immunic Preferred Share, if any, outstanding immediately prior to the Effective Time (after giving effect to the Immunic Pre-Closing Financing and the Immunic Exit Bonus Agreements, and thus including all Immunic Pre-Closing Financing Shares and the Immunic Exit Bonus Shares) shall be exchanged solely for the right to receive the number of shares of Vital Common Stock equal to the Exchange Ratio (the aggregate number of shares of Vital Common Stock thus issued, the “Consideration”).

(b)               If any Immunic Shares outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option or the risk of forfeiture under any applicable restricted stock purchase agreement or other agreement with Immunic, then the shares of Vital Common Stock issued in exchange for such Immunic Shares will, to the same extent, be unvested and subject to the same repurchase option or risk of forfeiture, and the book-entry shares of Vital Common Stock exchanged therefore shall accordingly be marked with appropriate legends. Immunic shall take all actions that may be necessary to ensure that, from and after the Effective Time, Vital is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

(c)               No fractional shares of Vital Common Stock shall be issued in connection with the Transaction, and no certificates or scrip for any such fractional shares shall be issued. The number of Immunic Shares that would be issued to each Holder in connection with the Transaction (after aggregating all fractional shares of Vital Common Stock which would have been issued to such holder) shall be rounded up to the next whole share, in lieu of such fractional shares.

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(d)               If, between the time of calculating the Exchange Ratio and the Effective Time, the outstanding Immunic Shares or Vital Common Stock have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split (including the Reverse Split to the extent such split has not previously been taken into account in calculating the Exchange Ratio), combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to provide the holders of Immunic Common Shares the same economic effect as contemplated by this Agreement prior to such event.

1.5              Calculation of Net Cash.

(a)               For the purposes of this Agreement, the “Determination Date” shall be the date that is ten (10) calendar days prior to the anticipated date for Closing (the “Anticipated Closing Date”), as agreed upon by Vital and Immunic at least ten (10) calendar days prior to the Vital Stockholders’ Meeting. On or prior to the Determination Date, Vital shall provide Immunic with a list of all estimated liabilities of Vital as of the Determination Date that will factor into the determination of Net Cash and are individually in excess of $25,000 or in excess of $50,000 in the aggregate. Within five (5) calendar days following the Determination Date, Vital shall deliver to Immunic a schedule (the “Net Cash Schedule”) setting forth, in reasonable detail, Vital’s good faith, estimated calculation of Net Cash (using an estimate of Vital’s accounts payable and accrued expenses, in each case as of the Anticipated Closing Date and determined in a manner consistent with the example set forth in Schedule 1.5) (the “Net Cash Calculation”) as of the Anticipated Closing Date prepared and certified by Vital’s Chief Financial Officer (or if there is no Chief Financial Officer, the principal accounting officer for Vital). Vital shall make the work papers and back-up materials used or useful in preparing the Net Cash Schedule, as reasonably requested by Immunic, available to Immunic and, if requested by Immunic, its accountants and counsel at reasonable times and upon reasonable notice.

(b)               Within five (5) calendar days after Vital delivers the Net Cash Schedule (the “Response Date”), Immunic will have the right to dispute any part of such Net Cash Schedule by delivering a written notice to that effect to Vital (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail the nature of any proposed revisions to the Net Cash Calculation.

(c)               If on or prior to the Response Date, (i) Immunic notifies Vital in writing that it has no objections to the Net Cash Calculation or (ii) Immunic fails to deliver a Dispute Notice as provided in Section 1.5(b), then the Net Cash Calculation as set forth in the Net Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Anticipated Closing Date for purposes of this Agreement.

(d)               If Immunic delivers a Dispute Notice on or prior to the Response Date, then Representatives of Vital and Immunic shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Net Cash, which agreed upon Net Cash amount shall be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Anticipated Closing Date for purposes of this Agreement.

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(e)               If Representatives of Vital and Immunic are unable to negotiate an agreed-upon determination of Net Cash at the Anticipated Closing Date pursuant to Section 1.5(d) within three (3) calendar days after delivery of the Dispute Notice (or such other period as Vital and Immunic may mutually agree upon), then Vital and Immunic shall jointly select an independent auditor of recognized standing in the United States (the “Accounting Firm”) to resolve any remaining disagreements as to the Net Cash Calculation. Vital shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing the Net Cash Schedule, and Vital and Immunic shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within ten (10) calendar days of accepting its selection. Immunic and Vital shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of Immunic and Vital. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Net Cash made by the Accounting Firm shall be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Anticipated Closing Date for purposes of this Agreement, and the Parties shall delay the Closing until the resolution of the matters described in this Section 1.5(e). The fees and expenses of the Accounting Firm shall be allocated between Vital and Immunic in the same proportion that the disputed amount of the Net Cash that was unsuccessfully disputed by such Party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Net Cash amount (and for the avoidance of doubt the fees and expenses to be paid by Vital shall reduce the Net Cash). If this Section 1.5(e) applies as to the determination of the Net Cash at the Anticipated Closing Date described in Section 1.5(a), upon resolution of the matter in accordance with this Section 1.5(e), the Parties shall not be required to determine Net Cash again even though the Closing Date may occur later than the Anticipated Closing Date, except that either Party may request a redetermination of Net Cash if either Party believes a material and unexpected change to the calculation of Net Cash has occurred.

1.6              Closing of Immunic’s Transfer Books. At the Effective Time: (a) all Immunic Shares outstanding immediately prior to the Effective Time shall be treated in accordance with Section 1.4(a), and all Holders of Immunic Shares that were outstanding immediately prior to the Effective Time shall cease to have any rights as Holders; and (b) the stock transfer books of Immunic shall be closed with respect to all Immunic Shares outstanding immediately prior to the Effective Time. No further transfer of any such Immunic Shares shall be made on such stock transfer books after the Effective Time.

1.7              Book Entry Transfer.

(a)               On or prior to the Closing Date, Vital and Immunic shall appoint Vital’s current transfer agent to act as exchange agent in the Transaction (the “Exchange Agent”). At the Effective Time, Vital shall deposit with the Exchange Agent the aggregate number of book-entry shares representing the Consideration issuable to Holders pursuant to Section 1.4(a). The book-entry shares of Vital Common Stock so deposited are referred to collectively as the “Exchange Fund.”

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(b)               At the Effective Time and without any action on the part of any holder, all Immunic Shares represented by book-entry shall be deemed surrendered to the Exchange Agent, and Vital shall cause the Exchange Agent to deliver to each holder of Immunic Shares that number of uncertificated whole shares of Vital Common Stock that the holder is entitled to receive pursuant to Section 1.4 in exchange for such Immunic Shares.

(c)               Each of the Exchange Agent and Vital shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement to any holder of any Immunic Stock Certificate such amounts as are required to be deducted or withheld from such consideration under the Code or under any other applicable Legal Requirement and shall be entitled to request any reasonably appropriate Tax forms, including an IRS Form W-9 (or the appropriate IRS Form W-8, as applicable), from any recipient of payments hereunder. To the extent such amounts are so deducted or withheld, and remitted to the appropriate Tax authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(d)               No party to this Agreement shall be liable to any holder of any Immunic Stock Certificate or to any other Person with respect to any shares of Vital Common Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

1.8              Waiver of Rights. At the Effective Time, each Holder hereby waives and relinquishes the following rights with regard to such Holder’s shareholdings in Immunic as partial consideration for the receipt of Vital Common Stock:

(a)               any and all subscription rights such Holder may hold and/or own as legal or beneficial owner (the “Subscription Rights”);

(b)               any and all options or rights to acquire shares of Immunic resulting from convertible loans, convertible bonds, option rights or option bonds, in any case the totality of rights to acquire or subscribe for shares of Immunic; and

(c)               any and all rights such Holder may have under any Immunic shareholders’ agreement, including the New CSA, including, but not limited to, rights of first refusal.

1.9              Immunic Consent, Approval and Waiver. Immunic hereby approves and accepts the contributions, assignments, delegations, transfers and waivers, as well as all other transactions and arrangements, as set forth in this Agreement (including in Sections 1.1 and 1.8 above), including with respect to the Immunic Shares, the Subscription Rights and with respect to any and all rights under the New CSA.

1.10          Vital’s Acceptance of the Immunic Shares. Vital hereby accepts the contribution, transfer, assignment and delivery of the Immunic Shares under Section 1.1. Any and all rights with regard to the Immunic Shares including the right to receive undistributed profits as well as any Subscription Rights shall belong exclusively to Vital.

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1.11          Further Action. If, at any time after the Effective Time, any further action is determined by Vital to be necessary or desirable to carry out the purposes of this Agreement, then the officers and directors of Vital and Immunic shall be fully authorized, and shall use their commercially reasonable efforts (in the name of Immunic, Vital or otherwise), to take such action.

1.12          Tax Consequences. For United States federal income Tax purposes, the Transaction is intended to constitute a transaction described in Section 351(a) of the Code, and the parties will report the Transaction as such for United States federal income Tax purposes. None of the parties will knowingly take any action, or fail to take any action, which action or failure to act would cause the Transaction to fail to qualify as a transaction described in Section 351(a) of the Code.

1.13          Certificates.

(a)               Vital will prepare and deliver to Immunic at least three (3) Business Days prior to the Closing Date a certificate signed by the Chief Financial Officer of Vital in a form reasonable acceptable to Immunic, which sets forth a true and complete list, as of immediately prior to the Effective Time, of the number of Vital Outstanding Shares and each component thereof (broken down by outstanding shares of Vital Common Stock, Vital Options, Vital RSUs, Vital Warrants, and other relevant securities) (“Vital Outstanding Shares Certificate”).

(b)               Immunic will prepare and deliver to Vital at least three (3) Business Day prior to the Closing Date a certificate signed by the Chief Executive Officer of Immunic in a form reasonably acceptable to Vital, which sets forth a true and complete list, as of immediately prior to the Effective Time (after giving effect to the Immunic Pre-Closing Financing and the Immunic Exit Bonus Agreements, and thus including all Immunic Pre-Closing Financing Shares and the Immunic Exit Bonus Shares) of: (a) the holders of Immunic Shares; (b) the portion of the Consideration each Holder is entitled to receive pursuant to Section 1.4; (c) all payments to be made to any current or former employee, consultant, independent contractor or director of Immunic in connection with the Transaction or the other Contemplated Transactions and (d) the calculation of the Immunic Associate Transaction Payout Excess (the “Allocation Certificate”).

Article 2.    REPRESENTATIONS AND WARRANTIES OF IMMUNIC AND THE HOLDERS

Immunic represents and warrants to Vital as follows in Sections 2.1 through 2.21, except as set forth in the written disclosure schedule delivered by Immunic to Vital (the “Immunic Disclosure Schedule”) (it being understood that the representations and warranties in this Article 2 are qualified by: (a) any exceptions and disclosures set forth in the section or subsection of the Immunic Disclosure Schedule corresponding to the particular section or subsection in this Article 2 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such section or subsection of the Immunic Disclosure Schedule by reference to another section or subsection of the Immunic Disclosure Schedule; and (c) any exceptions or disclosures set forth in any other section or subsection of the Immunic Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure qualifies such representation and warranty). Each Holder represents and warrants to Vital as follows in Sections 2.22 through 2.34, except as set forth in the written disclosure schedule delivered by the Holders to Vital (the “Holder Disclosure Schedule”) (it being understood that the representations and warranties in this Article 2 are qualified by: (i) any exceptions and disclosures set forth in the section or subsection of the Holder Disclosure Schedule corresponding to the particular section or subsection in this Article 2 in which such representation and warranty appears; (ii) any exceptions or disclosures explicitly cross-referenced in such section or subsection of the Holder Disclosure Schedule by reference to another section or subsection of the Holder Disclosure Schedule; and (iii) any exceptions or disclosures set forth in any other section or subsection of the Holder Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure qualifies such representation and warranty). The inclusion of any information in the Immunic Disclosure Schedule or the Holder Disclosure Schedule shall not be deemed to be an admission or acknowledgement, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in an Immunic Material Adverse Effect, or is outside the Ordinary Course of Business.

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Representations and Warranties of Immunic

2.1              Subsidiaries; Due Organization; Organizational Documents.

(a)               Section 2.1(a) of the Immunic Disclosure Schedule identifies each Subsidiary of Immunic (the “Immunic Subsidiaries”). Neither Immunic nor any Entity identified on this Section 2.1(a) of the Immunic Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity. Immunic has not agreed nor is obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Immunic has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b)               Each of Immunic and the Immunic Subsidiaries is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as applicable, and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Immunic Contracts.

(c)               Each of Immunic and the Immunic Subsidiaries is qualified to do business as a foreign corporation or limited liability company, as applicable, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification other than in jurisdictions where the failure to be so qualified would not constitute an Immunic Material Adverse Effect.

(d)               Each director and officer of Immunic as of the date of this Agreement is set forth in Section 2.1(d) of the Immunic Disclosure Schedule.

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(e)               Immunic has delivered or made available to Vital accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents, including all currently effective amendments thereto, for Immunic and each Immunic Subsidiary. Neither Immunic nor any of its Subsidiaries is in violation of any provision of its respective organizational documents.

2.2              Authority; Vote Required.

(a)               Immunic has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement. The Immunic Board of Directors (i) has determined that the Transaction is advisable and fair to, and in the best interests of, Immunic and the Holders, (ii) has deemed advisable and approved the other actions contemplated by this Agreement, (iii) has duly authorized and approved by all necessary corporate action the execution, delivery and performance of this Agreement and the Contemplated Transactions, and (iv) has deemed advisable and approved, through a resolution, the transfer of the Immunic Shares as part of the Transaction and as otherwise contemplated by this Agreement. This Agreement has been duly executed and delivered by Immunic and, assuming the due authorization, execution and delivery by Vital, constitutes the legal, valid and binding obligation of Immunic, enforceable against Immunic in accordance with its terms, subject to: (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)               The shareholders’ resolution by the Holders as attached hereto and the execution of this Agreement by the Holders are the only approval of the holders of Immunic Shares necessary to approve the Transaction, this Agreement and the Contemplated Transactions, including the Immunic Pre-Closing Financing and the issuance and sale of the Immunic Pre-Closing Financing Shares.

2.3              Non-Contravention; Consents.

(a)               The execution and delivery of this Agreement by Immunic does not, and the performance of this Agreement by Immunic will not, (i) conflict with or violate the articles of association or memorandum of association (or other organizational documents equivalent to the certificate of incorporation and bylaws) of Immunic or the equivalent organizational documents of any of its Subsidiaries; (ii) conflict with or violate any Legal Requirement applicable to Immunic or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, except for any such conflicts or violations that would not constitute an Immunic Material Adverse Effect; or (iii) require Immunic or any of its Subsidiaries to make any filing with or give any notice or make any payment to a Person, or obtain any Consent from a Person, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Immunic’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancelation of, or result in the creation of an Encumbrance on any of the properties or assets of Immunic or any of its Subsidiaries pursuant to, any Immunic Material Contract.

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(b)               No material Consent or order of, or registration, declaration or filing with, any Governmental Body is required by or with respect to Immunic or any of the Immunic Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions, except for (i) any required filings under the HSR Act and any foreign antitrust Legal Requirement and (ii) such Consents, orders, registrations, declarations and filings as may be required under applicable federal and state securities laws.

2.4              Capitalization.

(a)               The authorized capital stock of Immunic as of the date of this Agreement consists of: (i) 50,000 Immunic Common Shares, of which 50,000 shares are issued and outstanding as of the date of this Agreement; and (ii) 312,997 Immunic Preferred Shares, of which 312,997 shares are issued and outstanding as of the date of this Agreement. Immunic does not hold any of its capital stock in treasury. All of the outstanding Immunic Shares have been duly authorized and validly issued, and are fully paid and non-assessable. Section 2.4(a) of the Immunic Disclosure Schedule lists, as of the date of this Agreement, each record holder of issued and outstanding Immunic Shares and the number and type of Immunic Shares held by such holder.

(b)               Except for the Immunic Exit Bonus Agreements, Immunic does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person.

(c)               Except for the Immunic Pre-Closing Financing Shares that will be issued pursuant to the Immunic Pre-Closing Financing and the Immunic Exit Bonus Shares that will be issued pursuant to the Immunic Exit Bonus Agreements, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Immunic or any of its Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Immunic or any of its Subsidiaries; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Immunic or any of its Subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Immunic or any of its Subsidiaries. Except for the Immunic Virtual Stock Option Plan, there are no outstanding or authorized stock appreciation, phantom stock, profit participation, restricted stock units, equity-based or other similar rights with respect to Immunic or any of its Subsidiaries.

(d)               (i) None of the outstanding Immunic Shares are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding Immunic Shares are subject to any right of first refusal in favor of Immunic; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of Immunic or its Subsidiaries having a right to vote on any matters on which the Holders have a right to vote; and (iv) there is no Immunic Contract to which Immunic or its Subsidiaries are a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Immunic Shares. Neither Immunic nor any of its Subsidiaries is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Immunic Shares or other securities.

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(e)               All outstanding Immunic Shares been issued and granted, as applicable, in material compliance with all applicable securities laws and other applicable Legal Requirements.

2.5              Financial Statements.

(a)               Section 2.5(a) of the Immunic Disclosure Schedule includes true and complete copies of (i) Immunic’s audited consolidated balance sheets at December 31, 2016 and December 31, 2017, (ii) the Immunic Unaudited Interim Balance Sheet, (iii) Immunic’s audited consolidated statements of operations, cash flow and stockholders’ equity for the years ended December 31, 2016 and December 31, 2017, and (iv) Immunic’s unaudited statements of operations, cash flow and shareholders’ equity for the nine (9) months ended September 30, 2018 (collectively, the “Immunic Financials”). The Immunic Financials (A) were prepared in accordance with IFRS except as may be indicated in the footnotes to such Immunic Financials and that unaudited financial statements may not have notes thereto and other presentation items that may be required by IFRS and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (B) fairly present the financial condition and operating results of Immunic and its consolidated Subsidiaries as of the dates and for the periods indicated therein.

(b)               Each of Immunic and its Subsidiaries maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Immunic and each of its Subsidiaries maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS.

2.6              Absence of Changes. Since September 30, 2018 through the date of this Agreement, each of Immunic and its Subsidiaries has conducted its business in the Ordinary Course of Business and there has not been (a) any event that has had an Immunic Material Adverse Effect or any event, condition, change or effect that would reasonably be expected to have, individually or in the aggregate, an Immunic Material Adverse Effect or (b) or any action, event or occurrence that would have required consent of Vital pursuant to Section 4.3(b) of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

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2.7              Title to Assets. Each of Immunic and the Immunic Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it, in each case, free and clear of any Encumbrances, except for: (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Immunic Unaudited Interim Balance Sheet; (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Immunic or any Immunic Subsidiary; and (iii) liens listed in Section 2.7 of the Immunic Disclosure Schedule.

2.8              Real Property; Leaseholds. Neither Immunic nor any Immunic Subsidiary currently owns or has ever owned any real property or any interest in real property, except for the leaseholds created under the real property leases (including any amendments thereto) identified in Section 2.8 of the Immunic Disclosure Schedule (the “Immunic Leases”), which are each in full force and effective, with no existing material default thereunder. The Immunic Leases do not classify as Property (Grundstücke) in the sense of Section 2 of the German Real Estate Transfer Tax Act (Grunderwerbsteuergesetz).

2.9              Intellectual Property.

(a)               Immunic, directly or through an Immunic Subsidiary, owns, or has the right to use, and has the right to bring actions for the infringement of, all Immunic IP Rights, except for any failure to own or have the right to use, or have the right to bring actions that would not constitute an Immunic Material Adverse Effect.

(b)               Section 2.9(b) of the Immunic Disclosure Schedule is an accurate, true and complete listing of all Immunic Registered IP.

(c)               Section 2.9(c) of the Immunic Disclosure Schedule accurately identifies (i) all Immunic IP Rights licensed to Immunic or any Immunic Subsidiary (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Immunic’s or any Immunic Subsidiary’s products or services and (B) any Intellectual Property licensed ancillary to the purchase or use of equipment, reagents or other materials); (ii) the corresponding Immunic Contracts pursuant to which such Immunic IP Rights are licensed to Immunic or any Immunic Subsidiary; (iii) whether the license or licenses granted to Immunic or any Immunic Subsidiary are exclusive or non-exclusive; and (iv) whether any funding, facilities or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, such Immunic IP Rights.

(d)               Section 2.9(d) of the Immunic Disclosure Schedule accurately identifies each Immunic Contract pursuant to which any Person (other than Immunic or any Immunic Subsidiary) has been granted any license or option to obtain a license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Immunic IP Rights. Immunic is not bound by, and no Immunic IP Rights are subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of Immunic or any Immunic Subsidiary to use, exploit, assert or enforce any Immunic IP Rights anywhere in the world, in each case as would materially limit the business of Immunic as currently conducted or planned to be conducted.

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(e)               Immunic or one of its Subsidiaries solely owns all right, title and interest to and in Immunic IP Rights (other than Immunic IP Rights (i) exclusively or non-exclusively licensed to Immunic or one of its Subsidiaries, as identified in Section 2.9(c) of the Immunic Disclosure Schedule, (ii) any non-customized software that (A) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (B) is not incorporated into, or material to the development, manufacturing or distribution of, any of Immunic’s or any Immunic Subsidiary’s products or services, and (iii) any Intellectual Property licensed ancillary to the purchase or use of equipment, reagents or other materials) free and clear of any Encumbrances. Without limiting the generality of the foregoing:

(i)                 All documents and instruments necessary to register or apply for or renew registration of all Immunic Registered IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body except for any such failure, individually or collectively, that would not constitute an Immunic Material Adverse Effect.

(ii)              Each Person who is or was an employee or contractor of Immunic or any Immunic Subsidiary and who is or was involved in the creation or development of any Immunic IP Rights has signed a valid, enforceable agreement containing an assignment of such Intellectual Property to Immunic or such Subsidiary and confidentiality provisions protecting trade secrets and confidential information of Immunic and its Subsidiaries. To the Knowledge of Immunic and its Subsidiaries, no current or former stockholder, officer, director, employee or contractor of Immunic or any of its Subsidiaries has any claim, right (whether or not currently exercisable), or interest to or in any Immunic IP Rights. To the Knowledge of Immunic and its Subsidiaries, no employee or contractor of Immunic or any or any Immunic Subsidiary is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for Immunic or such Subsidiary or (b) in breach of any Contract with any current or former employer or other Person concerning Immunic IP Rights or confidentiality provisions protecting trade secrets and confidential information comprising Immunic IP Rights.

(iii)            No funding, facilities or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Immunic IP Rights in which Immunic or any of its Subsidiaries has an ownership interest.

(iv)             Immunic and each of its Subsidiaries has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that Immunic or such Subsidiary holds, or purports to hold, as a trade secret.

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(v)               Neither Immunic nor any of its Subsidiaries has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Immunic IP Rights to any other Person.

(vi)             To the Knowledge of Immunic and its Subsidiaries, the Immunic IP Rights constitute all Intellectual Property necessary for Immunic and its Subsidiaries to conduct its business as currently conducted or planned to be conducted.

(f)                The manufacture, marketing, license, sale or intended use of any product or service currently approved or sold or under preclinical or clinical development by Immunic or any of its Subsidiaries (i) does not violate or constitute a breach of any license or agreement between Immunic or its Subsidiaries and any third party, and, (ii) to the Knowledge of Immunic and its Subsidiaries, does not infringe or misappropriate any Intellectual Property right of any other party. Immunic has disclosed in correspondence to Vital the third-party patents and patent applications found during all freedom to operate searches that were conducted by Immunic or its Subsidiaries related to any product or technology currently licensed or sold or under development by Immunic or its Subsidiaries. To the Knowledge of Immunic and its Subsidiaries, no third party is infringing upon or misappropriating, or violating any license or agreement with Immunic or its Subsidiaries relating to, any Immunic IP Rights. There is no current or, to the Knowledge of Immunic, pending challenge, claim or Legal Proceeding (including opposition, interference or other proceeding in any patent or other government office) contesting the validity, enforceability, ownership or right to use, sell, license or dispose of any Immunic IP Rights, nor has Immunic or any of its Subsidiaries received any written notice asserting that the manufacture, marketing, license, sale or intended use of any product or service currently approved or sold or under preclinical or clinical development by Immunic or any of its Subsidiaries conflicts with or infringes or misappropriates or will conflict with or infringe or misappropriate the rights of any other Person.

(g)               Each material item of Immunic IP Rights that is Immunic Registered IP is and at all times has been filed and maintained in compliance with all applicable Legal Requirements and all filings, payments and other actions required to be made or taken to maintain such item of Immunic Registered IP in full force and effect have been made by the applicable deadline, except for any failure to perform any of the foregoing, individually or collectively, that would not constitute an Immunic Material Adverse Effect.

(h)               To the Knowledge of Immunic and its Subsidiaries, no trademark (whether registered or unregistered) or trade name owned, used, or applied for by Immunic or any of its Subsidiaries conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which Immunic or any of its Subsidiaries has or purports to have an ownership interest has been impaired as determined by Immunic or any of its Subsidiaries in accordance with IFRS.

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2.10          Material Contracts.

(a)               Section 2.10(a) of the Immunic Disclosure Schedule lists the following Immunic Contracts, effective as of the date of this Agreement (each, an “Immunic Material Contract” and collectively, the “Immunic Material Contracts”):

(i)                 each Immunic Contract relating to any material bonus, deferred compensation, severance, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements;

(ii)              each Immunic Contract requiring payments by Immunic or its Subsidiaries after the date of this Agreement in excess of $300,000 pursuant to its express terms relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor, or entity providing employment related, consulting or independent contractor services, not terminable by Immunic or its Subsidiaries on ninety (90) calendar days’ or less notice without liability, except to the extent general principles of wrongful termination law may limit Immunic’s, Immunic’s Subsidiaries’ or such successor’s ability to terminate employees at will;

(iii)            each Immunic Contract relating to any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Contemplated Transactions (either alone or in conjunction with any other event, such as termination of employment), or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;

(iv)             each Immunic Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(v)               each Immunic Contract containing (A) any covenant limiting the freedom of Immunic, its Subsidiaries or any successor thereto to engage in any line of business or compete with any Person, (B) any most-favored pricing arrangement, (C) any exclusivity provision, or (D) any non-solicitation provision;

(vi)             each Immunic Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $300,000 pursuant to its express terms and not cancelable without penalty;

(vii)          each Immunic Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(viii)        each Immunic Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $300,000 or creating any material Encumbrances with respect to any assets of Immunic or any Immunic Subsidiary or any loans or debt obligations with officers or directors of Immunic;

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(ix)             each Immunic Contract requiring payment by or to Immunic or its Subsidiaries after the date of this Agreement in excess of $300,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions); (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of Immunic or its Subsidiaries; (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Immunic or its Subsidiaries have continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Immunic or its Subsidiaries have continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by Immunic or an Immunic Subsidiary; or (D) any Contract to license any third party to manufacture or produce any product, service or technology of Immunic or its Subsidiaries or any Contract to sell, distribute or commercialize any products or service of Immunic or its Subsidiaries, in each case, except for Immunic Contracts entered into in the Ordinary Course of Business;

(x)               each Immunic Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Immunic or an Immunic Subsidiary in connection with the Contemplated Transactions;

(xi)             each Immunic IP Rights Agreement other than those that are immaterial;

(xii)          each Immunic Lease; or

(xiii)        any other Immunic Contract that is not terminable at will (with no penalty or payment) by Immunic and (A) which involves payment or receipt by Immunic or its Subsidiaries after the date of this Agreement under any such agreement, contract or commitment of more than $300,000 in the aggregate, or obligations after the date of this Agreement in excess of $500,000 in the aggregate, or (B) that is material to the business or operations of Immunic and its Subsidiaries.

(b)               Immunic has delivered or made available to Vital accurate and complete (except for applicable redactions thereto) copies of all Immunic Material Contracts, including all amendments thereto. There are no Immunic Material Contracts that are not in written form. Neither Immunic nor any of its Subsidiaries has, nor to Immunic’s Knowledge, as of the date of this Agreement has any other party to an Immunic Material Contract, breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Immunic Material Contract in such manner as would permit any other party to cancel or terminate any such Immunic Material Contract, or would permit any other party to seek damages that would result in an Immunic Material Adverse Effect. As to Immunic and its Subsidiaries, as of the date of this Agreement, each Immunic Material Contract is valid, binding, enforceable and in full force and effect, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

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2.11          Undisclosed Liabilities. As of the date of this Agreement, neither Immunic nor any Immunic Subsidiary has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, or unmatured (whether or not required to be reflected in the financial statements in accordance with IFRS) (each a “Liability”), except for: (a) Liabilities identified as such in the Immunic Unaudited Interim Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by Immunic or its Subsidiaries since the date of the Immunic Unaudited Interim Balance Sheet in the Ordinary Course of Business; (c) Liabilities for performance in the Ordinary Course of Business of obligations of Immunic or any Immunic Subsidiary under Immunic Contracts, including the reasonably expected performance of such Immunic Contracts in accordance with their terms (which would not include, for example, any instances of breach or indemnification); (d) Liabilities incurred in connection with the Contemplated Transactions; and (e) Liabilities listed in Section 2.11 of the Immunic Disclosure Schedule.

2.12          Compliance; Permits; Restrictions.

(a)               Immunic and each Immunic Subsidiary are, and since January 1, 2018 have been, in compliance with all applicable Legal Requirements except for any non-compliance that would not constitute an Immunic Material Adverse Effect. No investigation, claim, suit, proceeding, audit or other action by any Governmental Body or authority is pending or, to the Knowledge of Immunic, threatened against Immunic or any Immunic Subsidiary. There is no Contract, judgment, injunction, order or decree binding upon Immunic or any Immunic Subsidiary which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Immunic or any Immunic Subsidiary, any acquisition of material property by Immunic or any Immunic Subsidiary or the conduct of business by Immunic or any Immunic Subsidiary as currently conducted, (ii) would reasonably be expected to have an adverse effect on Immunic’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with the Transaction or any of the Contemplated Transactions.

(b)               Immunic and the Immunic Subsidiaries hold all required Governmental Authorizations that are material to the operation of the business of Immunic (the “Immunic Permits”) as currently conducted. Section 2.12(b) of the Immunic Disclosure Schedule identifies each Immunic Permit. As of the date of this Agreement, each of Immunic and each Immunic Subsidiary is in material compliance with the terms of the Immunic Permits. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Knowledge of Immunic, threatened, which seeks to revoke, limit, suspend, or materially modify any Immunic Permit. The rights and benefits of each material Immunic Permit will be available to Vital immediately after the Effective Time on terms substantially identical to those enjoyed by Immunic and its Subsidiaries immediately prior to the Effective Time.

(c)               There are no proceedings pending or, to the Knowledge of Immunic, threatened with respect to an alleged violation by Immunic or any of its Subsidiaries of the Federal Food, Drug, and Cosmetic Act (“FDCA”), Food and Drug Administration (“FDA”) regulations adopted thereunder, the Controlled Substances Act, the European Medicines Evaluation Agency (“EMEA”) or any other similar Legal Requirements promulgated by the FDA, EMEA or other comparable Governmental Body responsible for regulation of the development, clinical testing, manufacturing, sale, marketing, distribution and importation or exportation of drug products (the FDA, EMEA and each such other comparable Governmental Body, a “Drug Regulatory Agency”).

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(d)               Immunic and each of its Subsidiaries holds all required Governmental Authorizations issuable by any Drug Regulatory Agency necessary for the conduct of the business of Immunic or such Subsidiary as currently conducted, and development, clinical testing, manufacturing, marketing, distribution and importation or exportation, as currently conducted, of any of its products or product candidates (the “Immunic Product Candidates”) (collectively, the “Immunic Regulatory Permits”), and no such Immunic Regulatory Permit has been (i) revoked, withdrawn, suspended, canceled or terminated or (ii) modified in any adverse manner, other than immaterial adverse modifications. Immunic and each Immunic Subsidiary is in compliance in all material respects with the Immunic Regulatory Permits and has not received any written notice or other written communication from any Drug Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Immunic Regulatory Permit or (B) any revocation, withdrawal, suspension, cancelation, termination or material modification of any Immunic Regulatory Permit. Immunic has made available to Vital all information requested by Vital in Immunic’s or its Subsidiaries’ possession or control relating to the Immunic Product Candidates and the development, clinical testing, manufacturing, importation and exportation of the Immunic Product Candidates, including complete copies of the following (to the extent there are any): adverse event reports; clinical study reports and material study data; inspection reports, notices of adverse findings, warning letters, filings and letters and other written correspondence to and from any Drug Regulatory Agency; and meeting minutes with any Drug Regulatory Agency. Immunic has complied in all material respects with the ICH E9 Guidance for Industry: Statistical Principles for Clinical Trials in the management of the clinical data that have been presented by Immunic. To the Knowledge of Immunic, there are no studies, tests or trials the results of which Immunic believes reasonably call into question (i) the study, test or trial results of any Immunic Product Candidates, (ii) the efficacy or safety of any Immunic Product Candidates or (iii) any of the Immunic’s filings with any Governmental Body.

(e)               All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, Immunic or its Subsidiaries or in which Immunic or its Subsidiaries or their respective current products or product candidates, including the Immunic Product Candidates, have participated were, and if still pending are being, conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance with the applicable regulations of the Drug Regulatory Agencies and other applicable Legal Requirements, including 21 C.F.R. Parts 50, 54, 56, 58 and 312. Since April 12, 2016, neither Immunic nor any of its Subsidiaries has received any notices, correspondence or other communications from any Drug Regulatory Agency requiring, or to the Knowledge of Immunic threatening to initiate, the termination or suspension of any clinical studies conducted by or on behalf of, or sponsored by, Immunic or any of its Subsidiaries or in which Immunic or any of its Subsidiaries or their respective current products or product candidates, including the Immunic Product Candidates, have participated.

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(f)                Neither Immunic nor any of the Immunic Subsidiaries is the subject of any pending, or to the Knowledge of Immunic or the Immunic Subsidiaries, threatened investigation in respect of its business or products by any Drug Regulatory Agency, including by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of Immunic and its Subsidiaries, neither Immunic nor any of the Immunic Subsidiaries has committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or Immunic Product Candidates that would violate any Legal Requirement or any policy of any Drug Regulatory Agency, including the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. None of Immunic, any of its Subsidiaries or to the Knowledge of Immunic, any of their respective officers, employees or agents has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in a debarment or exclusion (i) under 21 U.S.C. Section 335a or (ii) any similar applicable Legal Requirement. To the Knowledge of Immunic, no debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or threatened against Immunic, any Immunic Subsidiary or any of their respective officers, employees or agents.

2.13          Tax Matters.

(a)               Immunic and each Immunic Subsidiary have timely filed all federal income Tax Returns and other material Tax Returns that they were required to file under applicable Legal Requirements. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Legal Requirements. Neither Immunic nor any Immunic Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return other than the automatic extension of the filing deadline for German taxpayers who are represented by a tax advisor. No claim has ever been made by an authority in a jurisdiction where Immunic or any Immunic Subsidiary does not file Tax Returns that it is subject to taxation by that jurisdiction.

(b)               All material Taxes due and owing by Immunic or any Immunic Subsidiary on or before the date hereof (whether or not shown on any Tax Return) have been paid. The unpaid Taxes of Immunic and any Immunic Subsidiary have been reserved for on the Immunic Unaudited Interim Balance Sheet in accordance with IFRS. Since the date of the Immunic Unaudited Interim Balance Sheet, neither Immunic nor any Immunic Subsidiary has incurred any Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c)               Immunic and each Immunic Subsidiary have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

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(d)               There are no Encumbrances for Taxes (other than Taxes not yet due and payable or Taxes that are being contested in good faith and for which adequate reserves have been made on Immunic’s Unaudited Interim Balance Sheet) upon any of the assets of Immunic or any Immunic Subsidiary.

(e)               No material deficiencies for Taxes with respect to Immunic or any Immunic Subsidiary have been claimed, proposed or assessed by any Governmental Body in writing. There are no pending (or, based on written notice, threatened) audits, assessments or other actions for or relating to any liability in respect of Taxes of Immunic or any Immunic Subsidiary. No issues relating to Taxes of Immunic or any Immunic Subsidiary were raised by the relevant Tax authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period. Immunic has delivered or made available to Vital complete and accurate copies of all federal income Tax and all other material Tax Returns of Immunic and each Immunic Subsidiary (and predecessors of each) for all taxable years remaining open under the applicable statute of limitations, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by Immunic and each Immunic Subsidiary (and predecessors of each), with respect to federal income Tax and all other material Taxes. Neither Immunic nor any Immunic Subsidiary (or any of their predecessors) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.

(f)                All material elections with respect to Taxes affecting Immunic or any Immunic Subsidiary as of the date hereof are set forth in Section 2.13(f) of the Immunic Disclosure Schedule.

(g)               Neither Immunic nor any Immunic Subsidiary is a party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers and landlords.

(h)               Neither Immunic nor any Immunic Subsidiary has ever been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is Immunic) for federal, state, local or foreign Tax purposes. Neither Immunic nor any Immunic Subsidiary has any Liability for the Taxes of any Person (other than Immunic and any Immunic Subsidiary), as a transferee or successor, by Contract, or otherwise.

(i)                 Neither Immunic nor any Immunic Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person.

(j)                 Neither Immunic nor any Immunic Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) installment sale or other open transaction disposition made on or prior to the Closing Date, or (ii) agreement with any Tax authority made or entered into on or prior to the Closing Date.

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(k)               Neither Immunic nor any Immunic Subsidiary is a partner for Tax purposes with respect to any joint venture, partnership, or, to the Knowledge of Immunic, other arrangement or contract which is treated as a partnership for Tax purposes.

(l)                 Neither Immunic nor any Immunic Subsidiary (A) is a “controlled foreign corporation” as defined in Section 957 of the Code, (B) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (C) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(m)             Neither Immunic nor any Immunic Subsidiary has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

(n)               Neither Immunic nor any Immunic Subsidiary has taken any action, or has knowledge of any fact or circumstance, that would reasonably be expected to prevent the Transaction from qualifying as a transaction described in Section 351(a) of the Code.

2.14          Employee and Labor Matters; Benefit Plans.

(a)               The employment of each of the Immunic and Immunic Subsidiary employees is terminable by Immunic or the applicable Immunic Subsidiary at will (or otherwise in accordance with general principles of wrongful termination law).

(b)               Neither Immunic nor any Immunic Subsidiary is a party to or bound by, nor has a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing, purporting to represent or, to the Knowledge of Immunic, seeking to represent any employees of Immunic or any Immunic Subsidiary.

(c)               There has never been, nor, to the Knowledge of Immunic has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union organizing activity or any similar activity or dispute, affecting Immunic or any Immunic Subsidiary.

(d)               Neither Immunic nor any Immunic Subsidiary is or has been engaged in any unfair labor practice within the meaning of the National Labor Relations Act. There is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of Immunic, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any Immunic Associate, including charges of unfair labor practices or discrimination complaints.

(e)               Section 2.14(e) of the Immunic Disclosure Schedule lists, as of the date of this Agreement, all written and describes all non-written employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, equity-based, retention, incentive, deferred compensation, retirement or supplemental retirement, profit sharing, severance, golden parachute, disability, life or accident insurance, paid time off, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, fringe or employee benefit, and all other compensation, plans, programs, agreements or arrangements, including but not limited to any employment, consulting, independent contractor, severance or executive compensation agreements or arrangements (other than regular salary or wages), written or otherwise, which are currently in effect relating to any present or former employee, independent contractor or director of Immunic or any Immunic Subsidiary or any Immunic Affiliate or which is maintained by, administered or contributed to by, or required to be contributed to by, Immunic, any Immunic Subsidiary or any Immunic Affiliate, or under which Immunic or any Immunic Subsidiary or any Immunic Affiliate has any current or would reasonably be expected to incur liability after the date hereof (each, an “Immunic Employee Plan”). No Immunic Employee Plan is subject to any Legal Requirement of any United States Governmental Body.

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(f)                Immunic and each of its Subsidiaries are in material compliance with all applicable foreign, federal, state and local laws, rules, regulations, orders, rulings, judgments, decrees or arbitration awards respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, hours of work, labor relations, leave of absence requirements, occupational health and safety, privacy, harassment, retaliation, immigration and wrongful discharge and in each case, with respect to employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty of any material amount for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending, or to the Knowledge of Immunic, threatened or reasonably anticipated against Immunic or any of its Subsidiaries relating to any employee, employment agreement, independent contractor, independent contractor agreement or Immunic Employee Plan (other than routine claims for benefits under the Immunic Employee Plans). There are no pending or, to the Knowledge of Immunic, threatened or reasonably anticipated claims or actions against Immunic, any of its Subsidiaries, any Immunic trustee or any trustee of any Subsidiary under any worker’s compensation policy or long-term disability policy (other than routine claims for benefits under the long-term disability policy). Neither Immunic nor any Subsidiary thereof is party to a conciliation agreement, consent decree or other agreement or order with any federal, state or local agency or governmental authority with respect to employment practices.

(g)               No current or former independent contractor of Immunic or any of its Subsidiaries would reasonably be deemed to be a misclassified employee. Neither Immunic nor any of its Subsidiaries has any material liability with respect to any misclassification of: (A) any Person as an independent contractor rather than as an employee, (B) any employee leased from another employer or (C) any employee currently or formerly classified as exempt from overtime wages. Neither Immunic nor any Subsidiary has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied. No terminations of employees of Immunic or any of its Subsidiaries prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local law.

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(h)               Except as set forth in Section 2.14(h) of the Immunic Disclosure Schedule, none of the execution and delivery of this Agreement, or the consummation of the Contemplated Transactions or any termination of employment or service or any other event in connection therewith or subsequent thereto will, individually or together or with the occurrence of some other event, (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any employee, independent contractor or director of Immunic, (ii) materially increase or otherwise enhance any benefits otherwise payable by Immunic, (iii) result in the acceleration of the time of payment or vesting of any such benefits, (iv) increase the amount of compensation due to any Person by Immunic or (v) result in the forgiveness in whole or in part of any outstanding loans made by Immunic to any Person.

2.15          Environmental Matters. Immunic and each Immunic Subsidiary is in material compliance with all applicable Environmental Laws, which compliance includes the possession by Immunic of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof other than any failure to be in compliance or possess any such permits and authorized that is not an Immunic Material Adverse Effect. Neither Immunic nor any of its Subsidiaries has received since April 12, 2016 any written notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that Immunic or any of its Subsidiaries is not in compliance with any Environmental Law, and, to the Knowledge of Immunic, there are no circumstances that may prevent or interfere with Immunic’s or any of its Subsidiaries’ compliance with any Environmental Law in the future. To the Knowledge of Immunic: (i) no current or prior owner of any property leased or controlled by Immunic or any of its Subsidiaries has received since April 12, 2016 any written notice or other communication relating to property owned or leased at any time by Immunic or any of its Subsidiaries, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or Immunic or any of its Subsidiaries is not in compliance with or has violated any Environmental Law relating to such property and (ii) neither it nor any of its Subsidiaries has any material liability under any Environmental Law.

2.16          Insurance.

(a)               Immunic has delivered or made available to Vital accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Immunic and each Immunic Subsidiary, as of the date of this Agreement. Each of such insurance policies is in full force and effect and Immunic and each Immunic Subsidiary are in compliance with the terms thereof. As of the date of this Agreement, other than customary end of policy notifications from insurance carriers, since April 12, 2016, neither Immunic nor any Immunic Subsidiary has received any notice or other communication regarding any actual or possible: (a) cancelation or invalidation of any insurance policy; (b) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers’ compensation or other claim under or based upon any insurance policy of Immunic or any Immunic Subsidiary. Information provided to insurance carriers (in applications and otherwise) on behalf of Immunic and each Immunic Subsidiary is accurate and complete. Immunic and each Immunic Subsidiary have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened against Immunic or any Immunic Subsidiary, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Immunic or any Immunic Subsidiary of its intent to do so.

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(b)               Immunic has delivered to Vital accurate and complete copies of the existing policies (primary and excess) of directors’ and officers’ liability insurance maintained by Immunic and each Immunic Subsidiary as of the date of this Agreement (the “Existing Immunic D&O Policies”). Section 2.16(b) of the Immunic Disclosure Schedule accurately sets forth, as of the date of this Agreement, the most recent annual premiums paid by Immunic and each Immunic Subsidiary with respect to the Existing Immunic D&O Policies. All premiums for the Existing Immunic D&O Policies have been paid as of the date hereof.

2.17          Legal Proceedings; Orders.

(a)               There is no pending Legal Proceeding, and, to the Knowledge of Immunic, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Immunic or any of its Subsidiaries, or to the Knowledge of Immunic, any director or officer of Immunic (in his or her capacity as such) or any of the material assets owned or used by Immunic or its Subsidiaries; or (ii) that challenges, or that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions. To the Knowledge of Immunic, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b)               There is no order, writ, injunction, judgment or decree to which Immunic or any Immunic Subsidiary, or any of the material assets owned or used by Immunic or any Immunic Subsidiary, is subject. To the Knowledge of Immunic, no officer of Immunic or any Immunic Subsidiary is subject to any order, writ, injunction, judgment or decree that prohibits such officer of Immunic from engaging in or continuing any conduct, activity or practice relating to the business of Immunic or any Immunic Subsidiary or to any material assets owned or used by Immunic or any Immunic Subsidiary.

2.18          Inapplicability of Anti-takeover Statutes. The Immunic Board of Directors has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in any applicable Legal Requirements therefor are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Legal Requirement applies or purports to apply to the Transaction, this Agreement or any of the other Contemplated Transactions.

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2.19          No Immunic Financial Advisor. Except as set forth on Section 2.19 of the Immunic Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Immunic or any of its Subsidiaries.

2.20          Immunic Subscription Agreement. The Subscription Agreement has not been amended or modified in any manner. Neither Immunic nor, to the Knowledge of Immunic, any of its Affiliates has entered into any agreement, side letter or other arrangement relating to the Immunic Pre-Closing Financing, or the transactions contemplated by the Subscription Agreement, other than as set forth in the Subscription Agreement. The respective obligations and agreements contained in the Subscription Agreement have not been withdrawn or rescinded in any respect. The Subscription Agreement is in full force and effect and represents a valid, binding and enforceable obligation of Immunic and, to the Knowledge of Immunic, of each other party thereto, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors. No event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of Immunic or, to the Knowledge of Immunic, any other party thereto, under the Subscription Agreement. To the Knowledge of Immunic, no party thereto will be unable to satisfy on a timely basis any term of the Subscription Agreement. There are no conditions precedent related to the consummation of the Immunic Pre-Closing Financing contemplated by the Subscription Agreement, other than the satisfaction or waiver of the conditions expressly set forth in the Subscription Agreement. To the Knowledge of Immunic, the funds from the Immunic Pre-Closing Financing will be made available to Immunic immediately prior to the consummation of the Transaction.

2.21          Disclosure. The information supplied by Immunic and each Immunic Subsidiary for inclusion in the Proxy Statement / Prospectus (including any Immunic Financials) will not, as of the date of the Proxy Statement / Prospectus or as of the date such information is first mailed to Vital Stockholders, (i) contain any untrue statement of any material fact or (ii) omit to state any material fact necessary in order to make such information, in the light of the circumstances under which such information is provided, not false or misleading.

Representations and Warranties of Holders

2.22          Organization and Authority of Holders.

(a)               If a Holder is not an individual, such Holder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.

(b)               Each Holder has the requisite power and authority (and, in the case of each Holder who is a natural person, capacity) to execute, deliver and perform such Holder’s obligations under this Agreement. This Agreement has been duly authorized, executed and delivered by such Holder and represents (assuming the valid authorization, execution and delivery of this Agreement by each other party hereto) the legal, valid and binding obligation of such Holder, enforceable against such Holder in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and subject to general equity principles.

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2.23          Title to Shares.

(a)               Such Holder is the sole record and beneficial owner of the number of the Immunic Shares indicated opposite such Holder’s name on Exhibit A, free and clear of all Encumbrances. The delivery to Vital of such Holder’s Immunic Shares pursuant to this Agreement will transfer and convey good and marketable title thereto to Vital, free and clear of all Encumbrances.

(b)               Except for this Agreement or as set forth on Section 2.23(b) of the Holder Disclosure Schedule, there are no agreements, arrangements, warrants, options, puts, rights or other commitments, plans or understandings of any character assigned or granted by such Holder or to which such Holder is a party relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of any of the Immunic Shares.

2.24          Holder Conflicts. Neither the execution and delivery by such Holder of this Agreement or the consummation by such Holder of any of the transactions contemplated hereby, nor compliance by such Holder with this Agreement, or fulfillment of, the terms, conditions and provisions hereof, will:

(a)               result in a violation or breach of the terms, conditions or provisions of, conflict with or constitute a default under any provision of, an event of default or an event that, after notice or lapse of time or both, would result in the creation of rights of acceleration, termination or cancellation or a loss of rights under (i) the organizational documents of such Holder (as and if applicable), (ii) any material Contract to which such Holder is a party or any of its properties is subject or by which such Holder is bound, (iii) any order, judgment, injunction, award, decree, ruling or writ of any Governmental Body to which such Holder is a party or by which it is bound or (iv) any Legal Requirement affecting such Holder; or

(b)               require the approval, consent, authorization or act of, the notice to or the making by such Holder of any declaration, filing or registration with, any Governmental Body.

2.25          No Holder Violation or Litigation. Except as set forth on Section 2.25 of the Holder Disclosure Schedule:

(a)               there are no Legal Proceedings pending or, to the knowledge of such Holder, threatened against such Holder which are reasonably expected to impair the ability of such Holder to perform its obligations under this Agreement to which it is a party or prevent the consummation of any of the transactions contemplated hereby or thereby;

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(b)               there are no Legal Proceedings pending or, to the knowledge of such Holder, threatened that question the legality of the transactions contemplated by this Agreement; and

(c)               such Holder is not subject to any outstanding order, judgment, injunction, award, decree, ruling or writ of any Governmental Body that prohibits or otherwise restricts the ability of such Holder to consummate fully the transactions contemplated by this Agreement.

2.26          No Brokers for Holders. No broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of such Holder or any of its Affiliates.

2.27          Holder Subscription Agreement.

(a)               The Subscription Agreement has not been amended or modified by such Holder in any manner. Neither such Holder nor any of its Affiliates has entered into any agreement, side letter or other arrangement relating to the Immunic Pre-Closing Financing, or the transactions contemplated by the Subscription Agreement, other than as set forth in the Subscription Agreement. The respective obligations and agreements of such Holder contained in the Subscription Agreement have not been withdrawn or rescinded in any respect. The Subscription Agreement is in full force and effect and represents a valid, binding and enforceable obligation of such Holder and, to the Knowledge of such Holder, of each other party thereto, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors. No event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of such Holder or, to the Knowledge of such Holder, any other party thereto, under the Subscription Agreement. To the Knowledge of such Holder, no party thereto will be unable to satisfy on a timely basis any term of the Subscription Agreement. There are no conditions precedent related to the consummation of the Immunic Pre-Closing Financing contemplated by the Subscription Agreement, other than the satisfaction or waiver of the conditions expressly set forth in the Subscription Agreement (which, in each instance, are applicable to such Holder only to the extent expressly so provided in the Subscription Agreement). Such Holder’s funds for the Immunic Pre-Closing Financing will be made available to Immunic immediately prior to the consummation of the Transaction.

(b)               Such Holder acknowledges and agrees that Vital is an intended third-party beneficiary of the Subscription Agreement and that Vital may enforce the terms and conditions of the Subscription Agreement to effect the Immunic Pre-Closing Financing pursuant to Section 2.27(c) from the date of this Agreement until the termination of this Agreement pursuant to Section 9.1. Such Holder further acknowledges and agrees that Vital has entered into this Agreement in reliance on the consummation of the Immunic Pre-Closing Financing in connection with the Closing and such Holder hereto agrees that irreparable damage would occur in the event that the Immunic Pre-Closing Financing were not performed in accordance with the specific terms of the Subscription Agreement or were otherwise breached.

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(c)               It is accordingly agreed that if (i) all conditions in Article 6 (other than the condition set forth in Section 6.3) and Article 8 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), and remain so satisfied and (ii) Vital irrevocably confirms by written notice to a Holder that (A) each of the conditions in Article 7 (other than the condition set forth in Section 7.6 (Immunic Pre-Closing Financing) and those conditions that by their nature are to be satisfied by actions taken at the Closing) has been satisfied or that Vital is willing to waive any such conditions that have not been satisfied (other than the condition set forth in Section 7.6 (Immunic Pre-Closing Financing) and those conditions that by their nature are to be satisfied by actions taken at the Closing) and (B) Vital is prepared to consummate the Closing upon satisfaction of the condition set forth in Section 7.6 (i.e., consummation of the Immunic Pre-Closing Financing), and following such written confirmation, such Holder fails to consummate such Holder’s portion of the Immunic Pre-Closing Financing, Vital shall be entitled to seek an injunction or injunctions to prevent any further breach of the Subscription Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state or foreign country or state having jurisdiction, this being in addition to any other remedy to which Vital is entitled to at law or in equity, and such Holder waives any bond, surety or other security that might be required of Vital with respect thereto.

2.28          Purchase Entirely for Own Account. This Agreement is made with such Holder in reliance upon such Holder’s representation to Vital, which by such Holder’s execution of this Agreement, such Holder hereby confirms, that the shares of Vital Common Stock to be acquired by such Holder hereunder will be acquired for investment for such Holder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Holder has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, such Holder further represents that such Holder does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the shares of Vital Common Stock to be acquired by such Holder hereunder. Such Holder has not been formed for the specific purpose of acquiring the shares of Vital Common Stock to be acquired by such Holder hereunder.

2.29          Disclosure of Information. Such Holder has had an opportunity to review the Vital SEC Documents (including the certificate of incorporation for Vital as well as Vital’s bylaws, which set forth the relative rights and privileges of the holders of Vital Common Stock) and to discuss Vital’s business, management, financial affairs, the terms and conditions of the offering of the shares of Vital Common Stock to be acquired by such Holder hereunder, the Transaction as well as the other Contemplated Transactions with Vital’s management, and has had an opportunity to review Vital’s facilities.

2.30          Restricted Securities. Such Holder understands that the shares of Vital Common Stock to be acquired by such Holder hereunder have not been, and may not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Holder’s representations as expressed herein. Such Holder understands that such shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, such Holder must hold such shares indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Such Holder acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for such shares, and on requirements relating to Vital which are outside of such Holder’s control, and which Vital is under no obligation and may not be able to satisfy.

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2.31          Legends. Such Holder understands that the shares of Vital Common Stock to be acquired by such Holder hereunder may be notated with one or all of the following legends (unless and until such shares are registered under the Securities Act of 1933 in connection with their issuance or transfer):

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

Any legend required by the securities laws of any state to the extent such laws are applicable to such shares.

2.32          Foreign Investors. If such Holder is not a United States person (as defined by Section 7701(a)(30) of the Code), such Holder hereby represents that such Holder has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the shares of Vital Common Stock to be acquired by such Holder hereunder, including (i) the legal requirements within its jurisdiction for the purchase of such shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of such shares. Such Holder’s subscription, exchange, tender, transfer and payment for and continued beneficial ownership of such shares will not violate any applicable securities or other laws of such Holder’s jurisdiction.

2.33          No General Solicitation. Such Holder has not, either directly or indirectly, including, through a broker or finder, (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the shares of Vital Common Stock to be acquired by such Holder hereunder.

2.34          Residence. If such Holder is an individual, then such Holder resides in the jurisdiction identified in the address of such Holder underneath such Holder’s signature to this Agreement. If such Holder is a partnership, corporation, limited liability company or other entity, then the office or offices of such Holder in which its principal place of business is conducted is identified in the address of such Holder underneath such Holder’s signature to this Agreement.

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2.35          No Other Representations or Warranties. Vital hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither Immunic or any Holder, nor any other person on behalf of Immunic, makes any express or implied representation or warranty with respect to Immunic or with respect to any other information provided to Vital or its stockholders or Affiliates in connection with the Contemplated Transactions.

Article 3.    REPRESENTATIONS AND WARRANTIES OF VITAL

Vital represents and warrants to Immunic as follows, except as set forth in the written disclosure schedule delivered by Vital to Immunic (the “Vital Disclosure Schedule”) (it being understood that the representations and warranties in this Article 3 are qualified by: (a) any exceptions and disclosures set forth in the section or subsection of the Vital Disclosure Schedule corresponding to the particular section or subsection in this Article 3 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such section or subsection of the Vital Disclosure Schedule by reference to another section or subsection of the Vital Disclosure Schedule; (c) any exceptions or disclosures set forth in any other section or subsection of the Vital Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure qualifies such representation and warranty); and (d) the Vital SEC Documents. The inclusion of any information in the Vital Disclosure Schedule shall not be deemed to be an admission or acknowledgement, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Vital Material Adverse Effect, or is outside the Ordinary Course of Business.

3.1              Subsidiaries; Due Organization; Organizational Documents.

(a)               Other than as set forth in Section 3.1(a) of the Vital Disclosure Schedule (the “Vital Subsidiaries”), Vital does not have any Subsidiaries and Vital does not own any capital stock of, or any equity interest of any nature in, any other Entity. Other than as set forth in Section 3.1(a) of the Vital Disclosure Schedule (i) Vital has not agreed nor is obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity and (ii) Vital has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b)               Each of Vital and the Vital Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Vital Contracts.

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(c)               Each of Vital and the Vital Subsidiaries are qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification other than in jurisdictions where the failure to be so qualified would not constitute a Vital Material Adverse Effect.

(d)               Each director and officer of Vital as of the date of this Agreement is set forth in Section 3.1(d) of the Vital Disclosure Schedule.

(e)               Vital has delivered or made available to Immunic accurate and complete copies of (i) the certificate of incorporation, bylaws and other charter and organizational documents, including all currently effective amendments thereto, for Vital and the Vital Subsidiaries; and (ii) any code of conduct or similar policy adopted by Vital or by the Vital Board of Directors or any committee thereof. Vital is not in violation of its organizational documents.

3.2              Authority; Vote Required.

(a)               Vital has all necessary corporate power and authority to enter into and, subject to the Required Vital Stockholder Vote, as applicable, to perform its obligations under this Agreement. The Vital Board of Directors has: (i) determined that the Transaction is fair to, and in the best interests of, Vital and Vital Stockholders; (ii) duly authorized and approved by all necessary corporate action, the execution, delivery and performance of this Agreement and the Contemplated Transactions; and (iii) recommended the approval of the Vital Stockholder Matters by the Vital Stockholders and directed that the Vital Stockholder Matters be submitted for consideration by Vital Stockholders in connection with the solicitation of the Required Vital Stockholder Vote. This Agreement has been duly executed and delivered by Vital and, assuming the due authorization, execution and delivery by Immunic and the Holders, constitutes the legal, valid and binding obligation of Vital, enforceable against Vital in accordance with its terms, subject to: (1) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (2) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)               The affirmative vote of the holders of 75% of the outstanding shares of Vital Common Stock may be required for a Vital Legacy Transaction and the affirmative vote of holders of a majority of the outstanding shares of Vital Common Stock would satisfy the thresholds otherwise required to approve the remaining Vital Stockholder Matters (such votes, collectively, the “Required Vital Stockholder Vote”).

3.3              Non-Contravention; Consents.

(a)               The execution and delivery of this Agreement by Vital does not, and the performance of this Agreement by Vital will not, (i) conflict with or violate the certificate of incorporation or bylaws of Vital; (ii) subject to obtaining the Required Vital Stockholder Vote and compliance with the requirements set forth in Section 3.3(b) below and Section 6.5, conflict with or violate any Legal Requirement applicable to Vital or by which its or any of their respective properties is bound or affected, except for any such conflicts or violations that would not constitute a Vital Material Adverse Effect; or (iii) require Vital to make any filing with or give any notice to a Person or make any payment, or obtain any Consent from a Person, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Vital’s or its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancelation of, or result in the creation of an Encumbrance on any of the properties or assets of Vital or the Vital Subsidiaries pursuant to, any Vital Material Contract.

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(b)               No material Consent, order of, or registration, declaration or filing with any Governmental Body is required by or with respect to Vital in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions, except for (i) any required filings under the HSR Act and any foreign antitrust Legal Requirement and (ii) such Consents, orders, registrations, declarations and filings as may be required under applicable federal and state securities laws and by Nasdaq.

3.4              Capitalization.

(a)               The authorized capital stock of Vital as of the date of this Agreement consists of: (i) 130,000,000 shares of shares of common stock, $0.0001 par value per share (the “Vital Common Stock”), of which [42,369,694] shares are issued and outstanding as of the date of this Agreement, and (ii) 20,000,000 shares of preferred stock, $0.0001 par value per share, of which no shares are outstanding as of the date of this Agreement. Vital does not hold any shares of its capital stock in treasury. All of the issued and outstanding shares of Vital Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. As of the date of this Agreement, there are outstanding Vital Warrants to purchase [240,620] shares of Vital Common Stock.

(b)               Except for the Vital 2012 Stock Option Plan, the 2014 Equity Incentive Plan and the 2017 Inducement Equity Incentive Plan (together, the “Vital Equity Plans”), Vital does not have in effect any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. Vital has reserved 9,768,151 shares of Vital Common Stock for issuance under the Vital Equity Plans. As of the date of this Agreement, (i) 510,499 shares have been issued pursuant to the exercise of options and options to purchase 6,154,992 shares have been granted and are currently outstanding, (ii) no shares have been issued pursuant to settlement of Vital RSUs and no shares are issuable upon settlement of currently outstanding RSUs, and (iii) 3,102,660 shares of Vital Common Stock remain available for future issuance pursuant to the Vital Equity Plans. Section 3.4(b) of the Vital Disclosure Schedule sets forth the following information (A) with respect to each Vital Option outstanding that has an exercise price of $1.00 or less, as of the date of this Agreement: (1) the name of the optionee, (2) the number of shares of Vital Common Stock subject to such Vital Option as of the date of this Agreement, (3) the exercise price of such Vital Option, (4) the date on which such Vital Option was granted, (5) the date on which such Vital Option expires, and (6) the vesting schedule applicable to such Vital Option, including the extent vested to date and whether by its terms the vesting of such Vital Option would be accelerated by the Contemplated Transactions; and (B) with respect to each Vital RSU outstanding as of the date of this Agreement: (1) the name of the holder, (2) the vesting terms of each such Vital RSU, (3) the date on which each such Vital RSU was granted, (4) the date on which each such Vital RSU expires, and (5) the vesting schedule applicable to such Vital RSU, including the extent vested to date and whether by its terms the vesting of such Vital RSU would be accelerated by the Contemplated Transactions.

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(c)               Except for the outstanding Vital Warrants set forth on Section 3.4(a) of the Vital Disclosure Schedule and for the Vital Options and Vital RSUs set forth on Section 3.4(b) of the Vital Disclosure Schedule, as of the date of this Agreement there is no: (i) outstanding subscription, option with an exercise price of $1.00 or more, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Vital; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Vital; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Vital is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Vital. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, restricted stock units, equity-based awards or other similar rights with respect to Vital.

(d)               Except as set forth in Section 3.4(d) of the Vital Disclosure Schedule, (i) none of the outstanding shares of Vital Capital Stock are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Vital Capital Stock are subject to any right of first refusal in favor of Vital, as applicable; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of Vital having a right to vote on any matters on which the Vital Stockholders or the sole stockholder, as applicable, have a right to vote; and (iv) there is no Vital Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Vital Capital Stock. Vital is under no obligation, nor is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Vital Capital Stock or other securities other than the granting of Vital Severance RSUs.

(e)               All outstanding shares of Vital Capital Stock, as well as all Vital Options, all Vital RSUs and all Vital Warrants, have been issued and granted, as applicable, in material compliance with all applicable securities laws and other applicable Legal Requirements.

3.5              SEC Filings; Financial Statements.

(a)               Vital has made available to Immunic accurate and complete copies of all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by Vital with the SEC since January 1, 2018 (the “Vital SEC Documents”), other than such documents that can be obtained on the SEC’s website at www.sec.gov. All statements, reports, schedules, forms and other documents required to have been filed by Vital or its officers with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Vital SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, as of the time they were filed, none of the Vital SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The certifications and statements required by (A) Rule 13a-14 under the Exchange Act and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Vital SEC Documents (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable Legal Requirements. As used in this Article 3, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

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(b)               At the time of filing with the SEC, the financial statements (including any related notes) contained or incorporated by reference in the Vital SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present the consolidated financial position of Vital as of the respective dates thereof and the results of operations and cash flows of Vital for the periods covered thereby. Other than as expressly disclosed in the Vital SEC Documents filed prior to the date hereof, there has been no material change in Vital’s accounting methods or principles that would be required to be disclosed in Vital’s financial statements in accordance with GAAP. The books of account and other financial records of Vital since January 1, 2014 are true and complete in all material respects.

(c)               Except as set forth in Section 3.5(c) of the Vital Disclosure Schedule, from January 1, 2018 through the date hereof, Vital has not received any comment letter from the SEC or the staff thereof or any correspondence from Nasdaq or the staff thereof relating to the delisting or maintenance of listing of the Vital Common Stock on The Nasdaq Global Market.

(d)               Vital maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance (i) that Vital maintains records that in reasonable detail accurately and fairly reflect Vital’s transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are made only in accordance with authorizations of management and the Vital Board of Directors, and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Vital’s assets that could have a material effect on Vital’s financial statements.

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(e)               Vital’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information required to be disclosed by Vital in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Vital’s management as appropriate to allow timely decisions regarding required disclosure.

(f)                Vital’s independent registered accounting firm has at all times since the date Vital become subject to the applicable provisions of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); and (ii) to the Knowledge of Vital, “independent” with respect to Vital within the meaning of Regulation S-X under the Exchange Act.

(g)               Since January 1, 2014, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, or general counsel of Vital, the Vital Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(h)               Vital has not disclosed any unresolved comments in the Vital SEC Documents. Except as set forth in Section 3.5(h) of the Vital Disclosure Schedule, Vital is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and governance rules and regulations of Nasdaq. Except as set forth on Section 3.5(h) of the Vital Disclosure Schedule, Vital has not received any comment letter from the SEC or any correspondence from Nasdaq relating to the delisting or maintenance of listing of the Vital Common Stock on Nasdaq.

3.6              Absence of Changes. Except as set forth in Section 3.6 of the Vital Disclosure Schedule or as contemplated by this Agreement, between September 30, 2018 and the date of this Agreement Vital has conducted its business in the Ordinary Course of Business and there has not been (a) any event that has had a Vital Material Adverse Effect or any event, condition, change or effect that would reasonably be expected to have, individually or in the aggregate, a Vital Material Adverse Effect or (b) or any action, event or occurrence that would have required consent of Immunic pursuant to Section 4.2(b) of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

3.7              Undisclosed Liabilities. As of the date of this Agreement, Vital has no Liability, except for: (a) Liabilities identified as such in the Vital Unaudited Interim Balance Sheet; (b) Liabilities that have been incurred by Vital since the date of the Vital Unaudited Interim Balance Sheet in the Ordinary Course of Business; (c) Liabilities for performance in the Ordinary Course of Business of obligations of Vital under Vital Contracts, including the reasonably expected performance of such Vital Contracts in accordance with their terms (which would not include, for example, any instances of breach or indemnification); (d) Liabilities described in Section 3.7 of the Vital Disclosure Schedule; and (e) Liabilities incurred in connection with any Vital Legacy Transactions and the Contemplated Transactions.

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3.8              Compliance; Permits; Restrictions.

(a)               Vital is, and since January 1, 2018, Vital has been in compliance with all applicable Legal Requirements except for any non-compliance that would not constitute a Vital Material Adverse Effect. No investigation, claim, suit, proceeding, audit or other action by any Governmental Body or authority is pending or, to the Knowledge of Vital, threatened against Vital. There is no Contract, judgment, injunction, order or decree binding upon Vital which would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with the Transaction or any of the other Contemplated Transactions.

(b)               Vital holds all Governmental Authorizations that are material to the operation of its business (collectively, the “Vital Permits”) as currently conducted. As of the date of this Agreement, Vital is in material compliance with the terms of the Vital Permits. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Knowledge of Vital, threatened, which seeks to revoke, limit, suspend, or materially modify any Vital Permit. The rights and benefits of each material Vital Permit will be available to Vital immediately after the Effective Time on terms substantially identical to those enjoyed by Vital as of the date of this Agreement and immediately prior to the Effective Time.

(c)               There are no proceedings pending or, to the Knowledge of Vital, threatened with respect to an alleged material violation by Vital of the FDCA, FDA regulations adopted thereunder, the Controlled Substances Act, EMEA or any other similar Legal Requirements promulgated by the FDA or other Drug Regulatory Agency.

(d)               Vital holds all required Governmental Authorizations issuable by any Governmental Body necessary for the conduct of its business as currently conducted (the “Vital Regulatory Permits”) and no such Vital Regulatory Permit has been (i) revoked, withdrawn, suspended, canceled or terminated or (ii) modified in any materially adverse manner. Except as set forth in Section 3.8(d) of the Vital Disclosure Schedule, Vital has not received any written notice or other written communication from any Governmental Body regarding any revocation, withdrawal, suspension, cancelation, termination or material modification of any Vital Regulatory Permit.

(e)               Except as set forth in Section 3.8(d) of the Vital Disclosure Schedule, all clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, Vital or in which Vital or its products or services have participated were conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance with applicable Legal Requirements.

3.9              Tax Matters.

(a)               Each of Vital and the Vital Subsidiaries has timely filed all federal income Tax Returns and other material Tax Returns that they were required to file under applicable Legal Requirements. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Legal Requirements. Vital is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Vital or the Vital Subsidiaries do not file Tax Returns that such company is subject to taxation by that jurisdiction.

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(b)               All material Taxes due and owing by Vital or any of the Vital Subsidiaries on or before the date hereof (whether or not shown on any Tax Return) have been paid. The unpaid Taxes of Vital and the Vital Subsidiaries have been reserved for on the Vital Unaudited Interim Balance Sheet in accordance with GAAP. Since the date of the Vital Unaudited Interim Balance Sheet, Vital has not incurred any Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c)               Vital has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(d)               There are no Encumbrances for Taxes (other than Taxes not yet due and payable or Taxes that are being contested in good faith and for which adequate reserves have been made on Vital’s Unaudited Interim Balance Sheet) upon any of the assets of Vital.

(e)               No material deficiencies for Taxes with respect to Vital have been claimed, proposed or assessed by any Governmental Body in writing. There are no pending (or, based on written notice, threatened) audits, assessments or other actions for or relating to any liability in respect of Taxes of Vital. No issues relating to Taxes of Vital were raised by the relevant Tax authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period. Vital has delivered or made available to Immunic complete and accurate copies of all Tax Returns, examination reports and statements of deficiencies requested by Immunic. Vital has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.

(f)                Since January 1, 2014, all material elections with respect to Taxes affecting Vital or any of the Vital Subsidiaries as of the date hereof are set forth on Section 3.9(f) of the Vital Disclosure Schedule.

(g)               Vital has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h)               Neither Vital nor any of the Vital Subsidiaries is a party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers and landlords.

(i)                 Neither Vital nor any of the Vital Subsidiaries has ever been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is Vital) for federal, state, local or foreign Tax purposes. Vital has no Liability for the Taxes of any Person (other than Vital) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract or otherwise.

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(j)                 Neither Vital nor any of the Vital Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(k)               Neither Vital nor any of the Vital Subsidiaries is a partner for Tax purposes with respect to any joint venture, partnership, or, to the Knowledge of Vital, other arrangement or contract which is treated as a partnership for Tax purposes.

(l)                 Neither Vital nor any of the Vital Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) installment sale or other open transaction disposition made on or prior to the Closing Date, or (ii) agreement with any Tax authority (including any closing agreement described in Section 7121 of the Code or any similar provision of state, local or foreign law) made or entered into on or prior to the Closing Date.

(m)             Neither Vital nor any Vital Subsidiary (A) is a “controlled foreign corporation” as defined in Section 957 of the Code, (B) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (C) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(n)               Neither Vital nor any Vital Subsidiary has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

(o)               Neither Vital nor any Vital Subsidiary has taken any action, or has knowledge of any fact or circumstance, that would reasonably be expected to prevent the Transaction from qualifying as a transaction described in Section 351(a) of the Code.

3.10          Employee and Labor Matters; Benefit Plans.

(a)               The employment of each of the Vital employees is terminable by Vital at will (or otherwise in accordance with general principles of wrongful termination law). Vital has made available to Immunic accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of Vital Associates to the extent currently effective and material.

(b)               Vital is not, and neither Vital nor any of the Vital Subsidiaries has been, a party to, bound by, or has, or had, a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization, trade or labor union, employees’ association or similar organization representing any of its employees, and there are no labor organizations, trade or labor unions, employees’ associations or similar organizations representing, purporting to represent or, to the Knowledge of Vital, seeking to represent any employees of Vital.

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(c)               Section 3.10(c) of the Vital Disclosure Schedule lists, as of the date of this Agreement, all written and non-written employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, equity-based, retention, incentive, deferred compensation, retirement or supplemental retirement, profit sharing, severance, golden parachute, disability, life or accident insurance, paid time off, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, fringe or employee benefit, and all other compensation, plans, programs, agreements or arrangements, including but not limited to any employment, consulting, independent contractor, severance or executive compensation agreements or arrangements (other than regular salary or wages), written or otherwise, which are currently in effect relating to any present or former employee, independent contractor or director of Vital or any Vital Affiliate, or which is maintained by, administered or contributed to by, or required to be contributed to by, Vital, any of the Vital Subsidiaries or any Vital Affiliate, or under which Vital, any of the Vital Subsidiaries or any Vital Affiliate has incurred or may incur any liability (each, an “Vital Employee Plan”).

(d)               With respect to each Vital Employee Plan, Vital has made available to Immunic a true and complete copy of, to the extent applicable, (i) such Vital Employee Plan (or, where the Plan is not in writing, a description of such Plan), (ii) the three most recent annual reports (Form 5500) as filed with the Internal Revenue Service or Department of Labor, (iii) each currently effective trust agreement related to such Vital Employee Plan, (iv) the most recent summary plan description for each Vital Employee Plan for which such description is required, along with all summaries of material modifications, amendments, resolutions and all other material plan documentation related thereto in the possession of Vital, (v) the most recent Internal Revenue Service determination or opinion letter or analogous ruling under foreign law issued with respect to any Vital Employee Plan, (vi) all material notices, letters or other correspondence to or from any Governmental Body or agency thereof within the last three (3) years; (vii) all non-discrimination tests for the most recent three (3) plan years; (viii) all material written agreements and Contracts currently in effect, including (without limitation) administrative service agreements, group annuity contracts, and group insurance contracts; (ix) all material written employee communications within the past three (3) years, and (x) all registration statements and prospectuses prepared in connection with each Vital Employee Plan.

(e)               Each Vital Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or may rely on a favorable opinion letter with respect to such qualified status from the Internal Revenue Service. To the Knowledge of Vital, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Vital Employee Plan or the exempt status of any related trust. Each Vital Employee Plan has been maintained in compliance in all material respects with its terms and, both as to form and operations, with all applicable Legal Requirements, including the Code and ERISA. Except as set forth in Section 3.10(e)(i) of the Vital Disclosure Schedule, each Vital Employee Plan can be amended, terminated or otherwise discontinued in accordance with its terms, without material Liability to Vital, the Holders, Immunic or any of their Affiliates (other than ordinary administrative expenses typically incurred in a termination event). Except as set forth in Section 3.10(e)(ii) of the Vital Disclosure Schedule, neither Vital nor any Vital Affiliate has announced its intention to modify or amend any Vital Employee Plan or adopt any arrangement or program which, once established, would come within the definition of a Vital Employee Plan, and to the Knowledge of Vital, each asset held under such Vital Employee Plan may be liquidated or terminated without the imposition of any material redemption fee, surrender charge or comparable Liability. Vital, each of the Vital Subsidiaries and each Vital Affiliate has performed all obligations required to be performed by it under, is not in default under or in violation of, and has no knowledge of any default or violation by any other party to, any of the Vital Employee Plans. Neither Vital, any of the Vital Subsidiaries, nor any Vital Affiliate is subject to any Liability or penalty under Sections 4976 through 4980I of the Code or Title I of ERISA with respect to any of the Vital Employee Plans. All contributions required to be made by Vital, any of the Vital Subsidiaries or any Vital Affiliate to any Vital Employee Plan have been made on or before their due dates (and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the ordinary course of business consistent with past practice). No suit, administrative proceeding, action or other litigation has been initiated against, or to the Knowledge of Vital, is threatened, against or with respect to any Vital Employee Plan, including any audit or inquiry by the IRS, United States Department of Labor or other Governmental Body.

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(f)                Neither Vital, nor any of the Vital Subsidiaries or any Vital Affiliate has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any “prohibited transaction,” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA. Neither Vital, nor any of the Vital Subsidiaries or any Vital Affiliate has knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Vital Employee Plan subject to ERISA and neither Vital, nor any of the Vital Subsidiaries or any Vital Affiliate has been assessed any civil penalty under Section 502(l) of ERISA.

(g)               No Vital Employee Plan is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, and neither Vital, nor any of the Vital Subsidiaries or any Vital Affiliate has ever maintained, contributed to or partially or completely withdrawn from, or incurred any obligation or liability with respect to, any such plan. No Vital Employee Plan is a Multiemployer Plan, and neither Vital, nor any of the Vital Subsidiaries or any Vital Affiliate has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan. No Vital Employee Plan is a Multiple Employer Plan.

(h)               No Vital Employee Plan provides for medical or death benefits beyond termination of service or retirement, other than (i) pursuant to COBRA or an analogous state law requirement or (ii) death or retirement benefits under a Vital Employee Plan qualified under Section 401(a) of the Code. Neither Vital nor any Vital Affiliate sponsors or maintains any self-funded employee benefit plan. No Vital Employee Plan is subject to any Legal Requirement of any foreign jurisdiction outside of the United States.

(i)                 To the Knowledge of Vital, no payment pursuant to any Vital Employee Plan or other arrangement to any “service provider” (as such term is defined in Section 409A of the Code and the United States Treasury Regulations and IRS guidance thereunder) from Vital or any of the Vital Subsidiaries, including the grant, vesting or exercise of any stock option, would subject any Person to tax pursuant to Section 409A(1) of the Code, whether pursuant to the Contemplated Transactions or otherwise.

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(j)                 With respect to Vital Options granted pursuant to the Vital Equity Plans, (i) each Vital Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (ii) each grant of a Vital Option was duly authorized no later than the date on which the grant of such Vital Option was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the Vital Board of Directors (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (iii) each Vital Option grant was made in accordance with the terms of the Vital Equity Plans, the Exchange Act and all other applicable Legal Requirements, including the rules of Nasdaq and any other exchange on which Vital securities are traded, (iv) the per share exercise price of each Vital Option was not less than the fair market value of a share of Vital Common Stock on the date on which the grant of such Vital Option was by its terms to be effective and (v) each such Vital Option grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of Vital and disclosed in Vital filings with the Securities and Exchange Commission in accordance with the Exchange Act and all other applicable Legal Requirements. Vital has not knowingly granted, and there is no and has been no policy or practice of Vital of granting, Vital Options prior to, or otherwise coordinating the grant of Vital Options with, the release or other public announcement of material information regarding Vital or its results of operations or prospects.

(k)               No Vital Options, stock appreciation rights or other equity-based awards issued or granted by Vital are subject to the requirements of Code Section 409A. Each “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) maintained by or under which Vital or any of the Vital Subsidiaries makes, is obligated to make or promises to make, payments (each, a “Vital 409A Plan”) complies in all material respects, in both form and operation, with the requirements of Code Section 409A and the guidance thereunder. No payment to be made under any Vital 409A Plan is, or to the Knowledge of Vital could reasonably be, subject to the penalties of Code Section 409A(a)(1).

(l)                 Vital is in compliance with all of its bonus, commission and other compensation plans and has paid any and all amounts required to be paid under such plans, including any and all bonuses and commissions (or pro rata portion thereof) that may have accrued or been earned through the calendar quarter preceding the Effective Time, and is not liable for any payments, taxes or penalties for failure to comply with any of the terms or conditions of such plans or the laws governing such plans.

(m)             Each of Vital and the Vital Subsidiaries has complied in all material respects with all state and federal laws applicable to employees and the Vital Employees Plans, including but not limited to COBRA, FMLA, CFRA, HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Newborn’s and Mothers’ Health Protection Act of 1996, and any similar provisions of state law applicable to its employees. To the extent required under HIPAA and the regulations issued thereunder, Vital and each of the Vital Subsidiaries has, prior to the Closing Date, performed all obligations under the medical privacy rules of HIPAA (45 C.F.R. Parts 160 and 164), the electronic data interchange requirements of HIPAA (45 C.F.R. Parts 160 and 162), and the security requirements of HIPAA (45 C.F.R. Part 142). Neither Vital nor any of the Vital Subsidiaries has any material unsatisfied obligations to any of its employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage or extension. Vital and each Vital Affiliate is in compliance in all material respects with all applicable requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and all regulations thereunder (together, the “ACA”), including all requirements relating to eligibility waiting periods and the offer of or provision of minimum essential coverage that is compliant with Section 36B(c)(2)(C) of the Code and the regulations issued thereunder to full-time employees as defined in Section 4980H(c)(4) of the Code and the regulations issued thereunder. No excise tax or penalty under the ACA, including Sections 4980D and 4980H of the Code, is outstanding, has accrued, or has arisen with respect to any period prior to the Closing, with respect to any Vital Employee Plan. Neither Vital nor any Vital Affiliate has any unsatisfied obligations to any employees or qualified beneficiaries pursuant to the ACA, or any state or local Legal Requirement governing health care coverage or benefits that would reasonably be expected to result in any material liability to Vital. Each of Vital and its Vital Affiliates has maintained all records necessary to demonstrate its compliance with the ACA.

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(n)               Vital is, and the Vital Subsidiaries were in material compliance with all applicable foreign, federal, state and local laws, rules, regulations, orders, rulings, judgments, decrees or arbitration awards respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, hours of work, labor relations, leave of absence requirements, occupational health and safety, privacy, harassment, retaliation, immigration and wrongful discharge and in each case, with respect to employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty of any material amount for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending, or to the Knowledge of Vital, threatened or reasonably anticipated against Vital relating to any employee, employment agreement, independent contractor, independent contractor agreement or Vital Employee Plan. There are no pending or, to the Knowledge of Vital, threatened or reasonably anticipated claims or actions against Vital or any trustee of Vital under any worker’s compensation policy or long-term disability policy. Vital is not a party to a conciliation agreement, consent decree or other agreement or order with any federal, state, or local agency or Governmental Body with respect to employment practices.

(o)               No current or former independent contractor of Vital or any of the Vital Subsidiaries would reasonably be deemed to be a misclassified employee. Except as set forth on Section 3.10(o) of the Vital Disclosure Schedule, no independent contractor is eligible to participate in any Vital Employee Plan. Neither Vital nor any of the Vital Subsidiaries has material liability, including under any Vital Employee Plan, with respect to any misclassification of: (A) any Person as an independent contractor rather than as an employee, (B) any employee leased from another employer, or (C) any employee currently or formerly classified as exempt from overtime wages. Neither Vital nor any of the Vital Subsidiaries has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied. No terminations of employees of Vital prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local law.

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(p)               There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union organizing activity, or any similar activity or dispute, affecting Vital or any of the Vital Subsidiaries. No event has occurred, and no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute.

(q)               Vital is not, and neither Vital nor any of the Vital Subsidiaries, has been, engaged in any unfair labor practice within the meaning of the National Labor Relations Act. There is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of Vital, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any Vital Associate, including charges of unfair labor practices or discrimination complaints that individually or in the aggregate would result in material Liability to Vital.

(r)                There is no Contract or arrangement to which Vital or any Vital Affiliate is a party or by which it is bound to compensate any of its current or former employees, independent contractors or directors for additional income or excise taxes paid pursuant to Sections 409A or 4999 of the Code.

(s)                Neither Vital nor any Vital Affiliate is a party to any Contract that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code and (ii) any amount the deduction for which would be disallowed under Section 162(m) of the Code.

(t)                 Except as set forth in Section 3.10(t) of the Vital Disclosure Schedule, none of the execution and delivery of this Agreement, or the consummation of the Contemplated Transactions or any termination of employment or service or any other event in connection therewith or subsequent thereto will, individually or together or with the occurrence of some other event, (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any employee, independent contractor or director of Vital, (ii) materially increase or otherwise enhance any benefits otherwise payable by Vital, (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code, (iv) increase the amount of compensation due to any Person by Vital or (v) result in the forgiveness in whole or in part of any outstanding loans made by Vital to any Person.

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3.11          Environmental Matters. Vital is in material compliance with all applicable Environmental Laws, which compliance includes the possession by Vital of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof other than any failure to be in compliance or possess any such permits and authorized that is not a Vital Material Adverse Effect. Neither Vital nor any of the Vital Subsidiaries has received since January 1, 2013 any written notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that Vital is not in material compliance with any Environmental Law, and, to the Knowledge of Vital, there are no circumstances that may prevent or interfere with Vital’s compliance with any Environmental Law in the future. To the Knowledge of Vital: (i) no current or prior owner of any property leased or controlled by Vital or any of the Vital Subsidiaries has received since January 1, 2013, any written notice or other communication relating to property owned or leased at any time by Vital, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or Vital or any of the Vital Subsidiaries is not in compliance with or has violated any Environmental Law relating to such property and (ii) neither Vital nor any of the Vital Subsidiaries has any material liability under any Environmental Law.

3.12          Insurance.

(a)               Vital has made available to Immunic accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Vital, in effect as of the date of this Agreement. Each of such insurance policies is in full force and effect and Vital is in compliance with the terms thereof. As of the date of this Agreement, other than customary end of policy notifications from insurance carriers, since January 1, 2018, Vital has not received any notice or other communication regarding any actual or possible: (a) cancelation or invalidation of any insurance policy; (b) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers’ compensation or other claim under or based upon any insurance policy of Vital. Since January 1, 2018, all information provided to insurance carriers (in applications and otherwise) on behalf of Vital has been accurate and complete. Vital has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened in writing against Vital, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Vital of its intent to do so. As of the date of this Agreement, there are no outstanding or pending claims under any insurance policy of Vital.

(b)               Vital has delivered to Immunic accurate and complete copies of the existing policies (primary and excess) of directors’ and officers’ liability insurance maintained by Vital and each Vital Subsidiary as of the date of this Agreement (the “Existing Vital D&O Policies”). Section 3.12(b) of the Vital Disclosure Schedule accurately sets forth, as of the date of this Agreement, the most recent annual premiums paid by Vital and each Vital Subsidiary with respect to the Existing Vital D&O Policies. All premiums for the Existing Vital D&O Policies have been paid.

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3.13          Legal Proceedings; Orders.

(a)               Except as set forth in Section 3.13(a) of the Vital Disclosure Schedule, there is no pending Legal Proceeding, and, to the Knowledge of Vital, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Vital, or to the Knowledge of Vital, any director or officer of Vital (in his or her capacity as such) or any of the material assets owned or used by Vital; or (ii) that challenges, or that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions. To the Knowledge of Vital, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b)               There is no order, writ, injunction, judgment or decree to which Vital or any of the material assets owned or used by Vital, is subject. To the Knowledge of Vital, no officer of Vital is subject to any order, writ, injunction, judgment or decree that prohibits such officer from engaging in or continuing any conduct, activity or practice relating to the business of Vital or to any material assets owned or used by Vital.

3.14          Real Property; Leasehold. Neither Vital nor any of its Subsidiaries owns any real property. Vital has made available to Immunic (a) an accurate and complete list of all real properties with respect to which Vital directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by Vital, and (b) copies of all leases under which any such real property is possessed (the “Vital Leases”), each of which is in full force and effect, with no existing material default thereunder.

3.15          Intellectual Property. To the Knowledge of Vital and its Subsidiaries, the manufacture, marketing, license, or sale of any product or service sold by Vital or any of its Subsidiaries (a) did not violate or constitute a breach of any license or agreement between Vital or its Subsidiaries and any third party, and, (b) did not infringe or misappropriate any Intellectual Property right of any other party. Vital and its Subsidiaries have not received any written notice asserting that Vital or any of its Subsidiaries have infringed or misappropriated the rights of any other Person.

3.16          Material Contracts.

(a)               Section 3.16(a) of the Vital Disclosure Schedule lists the following Vital Contracts, effective as of the date of this Agreement (each, a “Vital Material Contract” and collectively, the “Vital Material Contracts”):

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(i)                 each Vital Contract relating to any material bonus, deferred compensation, severance, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements;

(ii)              each Vital Contract requiring payments by Vital or its Subsidiaries after the date of this Agreement pursuant to its express terms relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor, or entity providing employment related, consulting or independent contractor services, not terminable by Vital or its Subsidiaries on thirty (30) calendar days’ or less notice without liability, except to the extent general principles of wrongful termination law may limit Vital’s, Vital’s Subsidiaries’ or such successor’s ability to terminate employees at will;

(iii)            each Vital Contract relating to any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Contemplated Transactions (either alone or in conjunction with any other event, such as termination of employment), or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;

(iv)             each Vital Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(v)               each Vital Contract containing (A) any covenant limiting the freedom of Vital, its Subsidiaries or any successor thereto to engage in any line of business or compete with any Person, (B) any most-favored pricing arrangement, (C) any exclusivity provision, or (D) any non-solicitation provision;

(vi)             each Vital Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $50,000 pursuant to its express terms and not cancelable without penalty;

(vii)          each Vital Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or creating any material Encumbrances with respect to any assets of Vital or any Vital Subsidiary or any loans or debt obligations with officers or directors of Vital;

(viii)        each Vital Lease; or

(ix)             any other Vital Contract that is not terminable at will (with no penalty or payment) by Vital and which involves payment or receipt by Vital or its Subsidiaries after the date of this Agreement under any such agreement, contract or commitment of more than $25,000 in the aggregate, or obligations after the date of this Agreement in excess of $100,000 in the aggregate.

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(b)               Vital has delivered or made available to Immunic accurate and complete (except for applicable redactions thereto) copies of all Vital Material Contracts, including all amendments thereto. There are no Vital Material Contracts that are not in written form. Neither Vital nor any of its Subsidiaries has, nor to Vital’s Knowledge, as of the date of this Agreement has any other party to an Vital Material Contract, breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Vital Material Contract in such manner as would permit any other party to cancel or terminate any such Vital Material Contract, or would permit any other party to seek damages that would result in an Vital Material Adverse Effect. As to Vital and its Subsidiaries, as of the date of this Agreement, each Vital Material Contract is valid, binding, enforceable and in full force and effect, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.17          Shell Company Status. Vital is not, and has not been at any time, an issuer identified in Rule 144(i)(1)(i) of the Securities Act or a shell company as defined in Rule 12b-2 of the Exchange Act.

3.18          No Financial Advisor. Except as set forth on Section 3.18 of the Vital Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Vital.

3.19          Anti-Corruption Matters. Since January 1, 2014, none of Vital, or any of its directors, officers or, to the Knowledge of Vital, employees or agents has: (a) used any funds for unlawful contributions, gifts, entertainment, or other unlawful payments relating to an act by any Governmental Body; (b) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other unlawful payment under any applicable Legal Requirement relating to anti-corruption, bribery, or similar matters. Since January 1, 2014, Vital has not disclosed to any Governmental Body that it violated or may have violated any Legal Requirement relating to anti-corruption, bribery, or similar matters. To the Knowledge of Vital, no Governmental Body is investigating, examining, or reviewing Vital’s compliance with any applicable provisions of any Legal Requirement relating to anti-corruption, bribery, or similar matters.

3.20          Disclosure. The information supplied by Vital for inclusion in the Proxy Statement / Prospectus will not, as of the date of the Proxy Statement / Prospectus or as of the date such information is first mailed to Vital Stockholders, (i) contain any untrue statement of any material fact or (ii) omit to state any material fact necessary in order to make such information, in the light of the circumstances under which such information is provided, not false or misleading.

3.21          Valid Issuance. The Vital Common Stock to be issued in the Transaction will, when issued in accordance with the provisions of this Agreement be validly issued, fully paid and nonassessable.

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3.22          Opinion of Financial Advisor. The Vital Board of Directors (in its capacity as such) has received an opinion of Ladenburg Thalmann & Co., financial advisor to Vital, to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, qualifications and limitations set forth therein, the Exchange Ratio is fair, from a financial point of view, to the Vital Stockholders.

Article 4.    CERTAIN COVENANTS OF THE PARTIES

4.1              Access and Investigation. Subject to the terms of the Confidentiality Agreement which the Parties agree will continue in full force following the date of this Agreement, during the period commencing on the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with the terms hereto and the Effective Time (the “Pre-Closing Period”), upon reasonable notice each Party shall, and shall use commercially reasonable efforts to cause such Party’s Representatives to:

(a)               provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries;

(b)               provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request; and

(c)               permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate in order to enable the other Party to satisfy its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, each Party shall promptly make available to the other Party copies of:

(i)                 the unaudited monthly consolidated balance sheets of such Party as of the end of each calendar month and the related unaudited monthly consolidated statements of operations and statements of stockholders’ equity for such calendar month, which shall be delivered within thirty (30) calendar days after the end of such calendar month, or such longer periods as the Parties may agree to in writing;

(ii)              all material operating and financial reports prepared by such Party for its senior management, including sales forecasts, marketing plans, development plans, discount reports, write-off reports, hiring reports and capital expenditure reports prepared for its management;

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(iii)            any written materials or communications sent by or on behalf of a Party to its stockholders;

(iv)             any material notice, document or other communication sent by or on behalf of a Party to any party to any Vital Material Contract or Immunic Material Contract, as applicable, or sent to a Party by any party to any Vital Material Contract or Immunic Material Contract, as applicable (other than any communication that relates solely to routine commercial transactions between such Party and the other party to any such Vital Material Contract or Immunic Material Contract, as applicable, and that is of the type sent in the Ordinary Course of Business and consistent with past practices);

(v)               any notice, report or other document filed with or otherwise furnished, submitted or sent to any Governmental Body on behalf of a Party in connection with the Transaction or any of the Contemplated Transactions;

(vi)             any non-privileged notice, document or other communication sent by or on behalf of, or sent to, a Party relating to any pending or threatened Legal Proceeding involving or affecting such Party; and

(vii)          any material notice, report or other document received by a Party from any Governmental Body.

(d)               Notwithstanding the foregoing, (i) any Party may restrict the foregoing access to the extent that any Legal Requirement applicable to such Party requires such Party to restrict or prohibit access to any of such Party’s properties or information and (ii) neither Party nor its respective Representatives or Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege (it being agreed that the Parties shall use their commercially reasonable efforts to cause such access or information to be provided in a manner that would not result in such jeopardy or contravention).

4.2              Operation of Vital’s Business.

(a)               Except as set forth on Section 4.2(a) of the Vital Disclosure Schedule, as permitted or contemplated by this Agreement, or as required by applicable Legal Requirements, during the Pre-Closing Period, Vital shall: (i) conduct its business and operations in the Ordinary Course of Business; (ii) continue to pay outstanding accounts payable and other current Liabilities (including payroll) when due and payable; and (iii) conduct its business and operations in compliance with all applicable Legal Requirements and the requirements of all Vital Contracts that constitute Vital Material Contracts.

(b)               Without limiting the generality of the foregoing, during the Pre-Closing Period, except  as set forth on Section 4.2(b) of the Vital Disclosure Schedule, as permitted or contemplated by this Agreement, or as required by applicable Legal Requirements, Vital shall not, without the prior written consent of Immunic (which consent shall not be unreasonably withheld or delayed):

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(i)                 (A) declare, accrue, set aside or pay any dividend or made any other distribution in respect of any shares of Vital Capital Stock or (B) repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities;

(ii)              except for the granting of Vital Severance RSUs (if any), sell, issue or grant, or authorize the issuance of: (A) any capital stock or other security (except for shares of Vital Common Stock issued upon the settlement of Vital RSUs or upon the valid exercise of Vital Options or Vital Warrants outstanding as of the date of this Agreement), (B) any option, warrant or right to acquire any capital stock or any other security, (C) any equity-based award or instrument convertible into or exchangeable for any capital stock or other security, or (D) any debt securities or any rights to acquire any debt securities;

(iii)            amend the certificate of incorporation, bylaws or other charter or organizational documents of Vital, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(iv)             form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(v)               (A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, (C) guarantee any debt securities of others, or (D) make any material capital expenditure or commitment;

(vi)             except as necessary to effect the Vital Severance RSUs, (A) adopt, establish or enter into any Vital Employee Plan, (B) cause or permit any Vital Employee Plan to be amended other than as required by law, including in order to make amendments for the purposes of Section 409A of the Code, subject to prior review and approval (with such approval not to be unreasonably withheld, conditioned or delayed) by Immunic, (C) hire any additional employees or independent contractors or enter into or amend the term of any employment or consulting agreement with any employee or independent contractor other than as reasonably necessary for the completion of the Contemplated Transactions, (D) enter into any Contract with a labor union or collective bargaining agreement, (E) except as provided in the Vital Disclosure Schedule, pay any bonus or make any profit-sharing or similar payment to (other than in the Ordinary Course of Business), or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors or employees, (F) except as provided in the Vital Disclosure Schedule, accelerate the vesting of or entitlement to any payment, award, compensation or benefit with respect to any Vital Associate, (G) except as provided in the Vital Disclosure Schedule, pay or increase the severance or change of control benefits offered to any Vital Associate, or (H) provide or make any Tax-related gross-up payment, provided, that Vital may pay those Terminated Vital Associate Payments set forth on Schedule 5.5(a) to the Terminated Vital Associates in connection with their termination of employment or service;

(vii)          enter into any material transaction outside the Ordinary Course of Business;

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(viii)        acquire any material asset nor sell, lease, or otherwise irrevocably dispose of any material assets or properties, or grant any Encumbrance with respect to such assets or properties;

(ix)             (A) make, change or revoke any material Tax election, (B) file any material amendment to any Tax Return, (C) adopt or change any accounting method in respect of Taxes, (D) change any annual Tax accounting period, (E) enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers or landlords, (F) enter into any closing agreement with respect to any Tax, (G) settle or compromise any claim, notice, audit report or assessment in respect of material Taxes, (H) apply for or enter into any ruling from any Tax authority with respect to Taxes, (I) surrender any right to claim a material Tax refund, or (J) consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(x)               except as permitted in the Ordinary Course of Business, enter into, amend or terminate any Vital Contract that, if effective as of the date hereof, would constitute a Vital Material Contract;

(xi)             initiate or settle any Legal Proceeding;

(xii)          incur any Liabilities or otherwise take any actions other than in the Ordinary Course of Business, other than as may occur in connection with this Agreement or the Transaction; or

(xiii)        agree, resolve or commit to do any of the foregoing.

(c)               Notwithstanding any provision herein to the contrary (including the foregoing provisions of this Section 4.2), Vital may engage in the sale, license, other divestiture and/or winding down of the Vital Legacy Business and/or the sale, license or other disposition of any Vital Legacy Assets (any such sale, license, divestiture or disposition referred to herein as a “Vital Legacy Transaction”); provided, however, that to the extent any Vital Legacy Transaction results in obligations of Vital that will extend beyond the Closing, the terms of such sale, license, divestiture or disposition shall be reasonably acceptable to Immunic.

4.3              Operation of Immunic’s Business.

(a)               Except as set forth on Section 4.3(a) of the Immunic Disclosure Schedule, as required or permitted by this Agreement, or as required by applicable Legal Requirements, during the Pre-Closing Period, Immunic shall and shall cause its Subsidiaries to conduct its business and operations: (i) in the Ordinary Course of Business; and (ii) in compliance with all applicable Legal Requirements and the requirements of all Immunic Contracts that constitute Immunic Material Contracts.

(b)               Without limiting the generality of the foregoing, during the Pre-Closing Period, except as set forth on Section 4.3(b) of the Immunic Disclosure Schedule, as required or permitted by this Agreement, or as required by applicable Legal Requirements, Immunic shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of Vital (which consent shall not be unreasonably withheld or delayed):

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(i)                 (A) declare, accrue, set aside or pay any dividend or made any other distribution in respect of any Immunic Shares or (B) repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities except pursuant to Immunic Contracts existing as of the date of this Agreement;

(ii)              sell, issue or grant, or authorize the issuance of: (A) any capital stock or other security (except in connection with the Immunic Pre-Closing Financing or the Immunic Exit Bonus Agreements), (B) any option, warrant or right to acquire any capital stock or any other security, (C) any equity-based award or instrument convertible into or exchangeable for any capital stock or other security, or (D) any debt securities or any rights to acquire any debt securities;

(iii)            amend or modify any organizational documents of Immunic (other than in connection with the Immunic Pre-Closing Financing), including the articles of association, memorandum of association, certificate of incorporation, bylaws, or other charter or documents with the Commercial Register, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(iv)             form any Subsidiary or acquire any equity interest or other interest in any other Entity other than in the Ordinary Course of Business;

(v)               (A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, other than in the Ordinary Course of Business, (C) guarantee any debt securities of others, or (D) make any capital expenditure or commitment in excess of $750,000;

(vi)             acquire any material asset nor sell, lease, or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties, in each case, other than in the Ordinary Course of Business;

(vii)          (A) make, change or revoke any material Tax election, (B) file any material amendment to any Tax Return, (C) adopt or change any accounting method in respect of Taxes, (D) change any annual Tax accounting period, (E) enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers or landlords, (F) enter into any closing agreement with respect to any Tax, (G) settle or compromise any claim, notice, audit report or assessment in respect of material Taxes, (H) apply for or enter into any ruling from any Tax authority with respect to Taxes, (I) surrender any right to claim a material Tax refund, or (J) consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

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(viii)        enter into, amend or terminate any Immunic Contract that, if effective as of the date hereof, would constitute an Immunic Material Contract; provided that nothing in this Section 4.3(b)(viii) shall prohibit Immunic from entering into or amending (or require the prior written consent of Vital prior to the entry or amendment of): (A) any agreement involving the provision of services or products with respect to any pre-clinical or clinical development activities of Immunic or its Subsidiaries, (B) any Contract to license any third party to manufacture or produce any product, service or technology of Immunic or its Subsidiaries or (C) any Contract to sell, distribute or commercialize any products or service of Immunic or its Subsidiaries;

(ix)             initiate or settle any Legal Proceeding; or

(x)               agree, resolve or commit to do any of the foregoing.

4.4              Notification of Certain Matters.

(a)               During the Pre-Closing Period, Vital shall:

(i)                 promptly notify Immunic of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (B) any Legal Proceeding against, relating to, involving or otherwise affecting Vital, or to the Knowledge of Vital, any director or officer of Vital, that is commenced or asserted against, or, to the Knowledge of Vital, threatened against, Vital or any director or officer of Vital; and (C) any notice or other communication from any Person alleging that any payment or other obligation is or will be owed to such Person at any time before or after the date of this Agreement, except for invoices or other communications related to agreements or dealings in the Ordinary Course of Business or payments or obligations identified in this Agreement, including the Vital Disclosure Schedule; and

(ii)              promptly notify Immunic in writing of: (A) the discovery by Vital of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in any representation or warranty made by Vital in this Agreement in a manner that causes the condition set forth in Section 8.1 not to be satisfied; (B) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in any representation or warranty made by Vital in this Agreement in a manner that causes the condition set forth in Section 8.1 not to be satisfied if: (1) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (2) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (C) any breach of any covenant or obligation of Vital in a manner that causes the condition set forth in Section 8.2 not to be satisfied; and (D) any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article 6, Article 7, or Article 8 impossible or materially less likely. No notification given to Immunic pursuant to this Section 4.4(a) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Vital contained in this Agreement or the Vital Disclosure Schedule for purposes of Section 8.1.

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(b)               During the Pre-Closing Period, Immunic shall:

(i)                 promptly notify Vital of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (B) any Legal Proceeding against, relating to, involving or otherwise affecting Immunic or any of its Subsidiaries, or to the Knowledge of Immunic, any director or officer of Immunic, that is commenced or asserted against, or, to the Knowledge of Immunic, threatened against, Immunic, any of its Subsidiaries, or any director or officer of Immunic; and (C) any notice or other communication from any Person alleging that any payment or other obligation is or will be owed to such Person at any time before or after the date of this Agreement, except for invoices or other communications related to agreements or dealings in the Ordinary Course of Business or payments or obligations identified in this Agreement; and

(ii)              promptly notify Vital in writing, of: (i) the discovery by Immunic of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in any representation or warranty made by Immunic in this Agreement in a manner that causes the condition set forth in Section 7.1 not to be satisfied; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in any representation or warranty made by Immunic in this Agreement in a manner that causes the condition set forth in Section 7.1 not to be satisfied if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any breach of any covenant or obligation of Immunic in a manner that causes the condition set forth in Section 7.2 not to be satisfied; and (iv) any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article 6, Article 7, or Article 8 impossible or materially less likely. No notification given to Vital pursuant to this Section 4.4(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Immunic contained in this Agreement or the Immunic Disclosure Schedule for purposes of Section 7.1.

4.5              No Solicitation.

(a)               Each Party and each Holder agrees that neither such Party or Holder nor any of its Subsidiaries or Affiliates shall, nor shall it nor any of its Subsidiaries or Affiliates authorize or permit any of the Representatives retained by it or any of its Subsidiaries or Affiliates to directly or indirectly: (i) solicit, initiate, respond to or take any action to facilitate or encourage any inquiries or the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) enter into or participate in any discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iii) furnish any information regarding a Party to any Person in connection with, in response to, relating to or for the purpose of assisting with or facilitating an Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal (subject to Sections 5.2 and 5.3); (v) execute or enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction (an “Acquisition Agreement”); or (vi) grant any waiver or release under any confidentiality, standstill or similar agreement (other than to the other Party or a Holder (as applicable)).

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(b)               Notwithstanding anything contained in Section 4.5(a), prior to receipt of the Required Vital Stockholder Vote, (i) Vital may enter into discussions or negotiations with any Person that has made (and not withdrawn) a bona fide, unsolicited, Acquisition Proposal, which the Vital Board of Directors determines in good faith, after consultation with its independent financial advisor, if any, and its outside legal counsel, constitutes, or would reasonably be expected to result in, a Superior Offer, and (ii) thereafter furnish to such Person non-public information regarding Vital pursuant to an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions, no hire provisions and “standstill” provisions) at least as favorable to Vital as those contained in the Confidentiality Agreement, but in each case of the foregoing clauses (i) and (ii), only if: (A) neither Vital nor any Representative of Vital has breached this Section 4.5; (B) the Vital Board of Directors determines in good faith based on the advice of outside legal counsel, that the failure to take such action would reasonably be expected to result in a breach of the fiduciary duties of the Vital Board of Directors under applicable Legal Requirements; (C) at least five (5) Business Days prior to furnishing any such non-public information to, or entering into discussions with, such Person, Vital gives Immunic written notice of the identity of such Person and of Vital’s intention to furnish nonpublic information to, or enter into discussions with, such Person; and (D) at least five Business Days prior to furnishing any such non-public information to such Person, Vital furnishes such non-public information to Immunic (to the extent such non-public information has not been previously furnished by Vital to Immunic). Without limiting the generality of the foregoing, each Party and each Holder acknowledges and agrees that, in the event any Representative of such Party or such Holder (whether or not such Representative is purporting to act on behalf of such Party or such Holder) takes any action that, if taken by such Party or such Holder, would constitute a breach of this Section 4.5 by such Party or such Holder, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.5 by such Party or such Holder for purposes of this Agreement.

(c)               If any Party or any Holder or any Representative of such Party or such Holder receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party or such Holder shall promptly (and in no event later than two (2) Business Days after such Party or such Holder becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party (which would be Vital in the instance of any Holder) in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof). Such Party or such Holder shall keep the other Party fully informed, on a current basis, in all material respects with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any modification or proposed modification thereto. In addition to the foregoing, each Party shall provide the other Party with at least five (5) Business Days’ written notice of a meeting of its board of directors (or any committee thereof) at which its board of directors (or any committee thereof) is reasonably expected to consider an Acquisition Proposal or Acquisition Inquiry it has received.

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(d)               Each Party shall and shall cause its respective Representatives to, cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its or their Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such third party (or its Representatives) in possession of non-public information in respect of such Party or its Subsidiaries that was furnished by or on behalf of such Party or its Subsidiaries to return or destroy (and confirm destruction of) all such information.

4.6              Market Stand-Off Agreement. Each Holder (each, a “Lock-Up Participant”) will not, during the period commencing on the date hereof and ending one hundred and eighty (180) days after the date of the Closing (the “Lock-Up Period”), (1) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Vital Common Stock or any securities convertible into or exercisable or exchangeable for Vital Common Stock (including, without limitation, Vital Common Stock or such other securities which may be deemed to be beneficially owned by a Lock-Up Participant in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition, (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of Vital Common Stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Vital Common Stock or such other securities, in cash or otherwise or (3) make any demand for or exercise any right with respect to the registration of any shares of Vital Common Stock or any security convertible into or exercisable or exchangeable for Vital Common Stock, in each case for purposes of clause (1) or (2) above other than (A) transfers of shares of Vital Common Stock or such other securities as a bona fide gift or gifts, (B) distributions of shares of Vital Common Stock or such other securities to current or former, direct or indirect, members, stockholders, limited partners, subsidiaries or affiliates (as defined in Rule 405 promulgated under the Securities Act) of a Lock-Up Participant or to any investment fund or other entity that controls or manages a Lock-Up Participant (including, for the avoidance of doubt, a fund managed by the same manager or managing member or general partner or management company or by an entity controlling, controlled by, or under common control with such manager or managing member or general partner or management company as a Lock-Up Participant or who shares a common investment advisor with a Lock-Up Participant) in a transaction not involving a disposition for value, (C) sales or other dispositions or arrangements involving shares of Vital Common Stock acquired in the open market after the Closing, (D) a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of Vital Common Stock involving a change of control of Vital following the Closing (including, without limitation, entering into any lock-up, voting or similar agreement pursuant to which a Lock-Up Participant may agree to transfer, sell, tender or otherwise dispose of Vital Common Stock or such other securities in connection with any such transaction, or vote any Vital Common Stock in favor of any such transaction), provided that in the event that the tender offer, merger, consolidation or other such transaction is not completed, the Vital Common Stock owned by a Lock-Up Participant shall remain subject to the restrictions contained in this Section 4.6, or (E) transfers of shares of Vital Common Stock to another Lock-Up Participant in a private transaction; provided, that in the case of any transfer or distribution pursuant to clause (A) or (B), each donee, distributee or transferee shall execute and deliver to Vital a lock-up letter in the form of this paragraph; and provided, further, that in the case of any transfer, distribution, sale or other arrangement pursuant to clause (A), (B), (C) or (E) no filing by any party (donor, donee, transferor or transferee) or a Lock-Up Participant, or any director of Vital affiliated with any party (donor, donee, transferor or transferee) or a Lock-Up Participant, under the Exchange Act, or other public announcement shall be required or shall be made voluntarily in connection with such transfer, distribution, sale or other arrangement, other than a filing on a Form 5 made after the expiration of the Lock-Up Period or any required beneficial ownership filings under Section 13 of the Exchange Act. For purposes of this Section 4.6, “change of control” shall mean the consummation of any bona fide third party tender offer, merger, consolidation or other similar transaction the result of which is that any “person” (as defined in Section 13(d)(3) of the Exchange Act) other than Vital, or group of persons other than existing stockholders of Vital, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of fifty percent (50%) of total voting power of the voting stock of Vital. Notwithstanding any provision herein to the contrary, the restrictions set forth in Section 4.6 shall not apply to any sales of Vital Common Stock by any Holder solely for the purpose of settling Tax expenses in connection with the consummation of the Transaction.

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Article 5.    ADDITIONAL AGREEMENTS OF THE PARTIES

5.1              Registration Statement; Proxy Statement / Prospectus.

(a)               As promptly as practicable after the date of this Agreement, the Parties shall prepare and cause to be filed with the SEC the Proxy Statement / Prospectus and Vital shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement, in which the Proxy Statement / Prospectus will be included as a prospectus.

(b)               Vital covenants and agrees that the Proxy Statement / Prospectus, including any pro forma financial statements included therein (and the letter to stockholders, notice of meeting and form of proxy included therewith), will not, at the time that the Proxy Statement / Prospectus or any amendment or supplement thereto is filed with the SEC or is first mailed to the Vital Stockholders, at the time of the Vital Stockholders’ Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Vital makes no covenant, representation or warranty with respect to statements made in the Proxy Statement / Prospectus (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information furnished in writing by Immunic specifically for inclusion therein. Each of the Parties shall use commercially reasonable efforts to cause the Form S-4 Registration Statement and the Proxy Statement / Prospectus to comply with the applicable rules and regulations promulgated by the SEC in all material respects.

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(c)               Vital shall notify Immunic promptly of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement / Prospectus or the Form S-4 Registration Statement or for additional information and shall supply Immunic with copies of (i) all correspondence between Vital or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement / Prospectus, the Form S-4 Registration Statement or the Contemplated Transactions and (ii) all orders of the SEC relating to the Form S-4 Registration Statement. Vital shall use its commercially reasonable efforts to respond as promptly as reasonably practicable to any comments of the SEC with respect to the Proxy Statement / Prospectus and Form S-4 Registration Statement, and shall provide Immunic and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC. Prior to the Form S-4 Registration Statement being declared effective, (1) Immunic shall use its commercially reasonable efforts to execute and deliver to Dentons Europe LLP and Dentons US LLP (collectively, “Dentons”) the applicable “Tax Representation Letter” referenced in Section 5.11(b); and (2) Vital shall use its commercially reasonable efforts to execute and deliver to Dentons the applicable “Tax Representation Letter” referenced in Section 5.11(b). Following the delivery of the Tax Representation Letters pursuant to the preceding sentence, Immunic shall use its commercially reasonable efforts to cause Dentons to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act. In rendering such opinion, Dentons shall be entitled to rely on the Tax Representation Letters referred to in this Section 5.1(b) and Section 5.11(b). Vital shall use its commercially reasonable efforts to have the Form S-4 Registration Statement declared effective by the SEC under the Securities Act as promptly as practicable after it is filed with the SEC. No filing of, or amendment or supplement to, the Form S-4 Registration Statement will be made by Vital, and no filing of, or amendment or supplement to, the Proxy Statement / Prospectus will be made by Vital, in each case, without providing Immunic a reasonable opportunity to review and comment thereon. Each Party shall promptly furnish to the other Party all information concerning such Party and such Party’s Subsidiaries and such Party’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. Each Holder shall furnish to the Parties all information concerning such Holder that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If any event relating to Immunic occurs, or if Immunic becomes aware of any information, that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Proxy Statement / Prospectus, then Immunic shall promptly inform Vital thereof and shall cooperate fully with Vital in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to Vital’s stockholders.

(d)               Prior to the Effective Time, Vital shall use commercially reasonable efforts to obtain all regulatory approvals needed to ensure that the Vital Common Stock to be issued in the Transaction shall be registered or qualified or exempt from registration or qualification under the securities law of every jurisdiction of the United States and Germany in which any registered holder of Immunic Shares has an address of record.

(e)               Immunic shall reasonably cooperate with Vital and provide, and require its Representatives to provide, Vital and its Representatives with all true, correct and complete information regarding Immunic that is required by applicable Legal Requirements to be included in the Form S-4 Registration Statement or reasonably requested from Immunic to be included in the Form S-4 Registration Statement.

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5.2              Immunic Shareholder Consent.

(a)               Without limiting any other provision of this Agreement, each Holder hereby (i) adopts this Agreement and ratifies, confirms and approves the Transaction, the Immunic Pre-Closing Financing and all of the other actions, transactions and arrangements contemplated by this Agreement (the “Immunic Shareholder Matters”); (ii) acknowledges that the approval given hereby is irrevocable and that such Holder is aware of such Holder’s rights as to its Immunic Shares (including any Immunic Pre-Closing Financing Shares and Immunic Exit Bonus Shares) pursuant to any applicable Legal Requirement; and (iii) acknowledges that by such Holder’s approval of the Transaction such Holder is not entitled to appraisal rights, dissenters’ rights or any similar rights with respect to its Immunic Shares (including any Immunic Pre-Closing Financing Shares and Immunic Exit Bonus Shares) in connection with the Transaction and hereby waives any rights to receive payment of the fair value of its Immunic Shares (including any Immunic Pre-Closing Financing Shares and Immunic Exit Bonus Shares) under any applicable Legal Requirement.

(b)               Immunic agrees that: (i) the Immunic Board of Directors recommends that Holders ratify, confirm and approve the Immunic Shareholder Matters (the “Immunic Board Recommendation”); and (ii) the Immunic Board Recommendation shall not be withdrawn or modified in a manner adverse to Vital, and no resolution by the Immunic Board of Directors or any committee thereof to withdraw or modify the Immunic Board Recommendation in a manner adverse to Vital shall be adopted or proposed.

(c)               The provisions of Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withdrawal or modification of the Immunic Board Recommendation.

5.3              Vital Stockholders’ Meeting.

(a)               Promptly after the Form S-4 Registration Statement has been declared effective by the SEC under the Securities Act, Vital shall (i) take all action necessary under applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Vital Common Stock for the purpose of seeking approval of (A) the issuance of shares of Vital Common Stock to the Holders pursuant to the terms of this Agreement, (B) the change of control of Vital resulting from the Transaction, (C) the amendment of Vital’s certificate of incorporation to effect the Reverse Split, (D) any Vital Legacy Transaction, if applicable, (E) the amendment of Vital’s certificate of incorporation to effect the name change of Vital, and (F) in accordance with Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, if applicable, seeking advisory approval of a proposal to the Vital Stockholders for a non-binding, advisory vote to approve certain compensation that may become payable to Vital’s named executed officers in connection with the completion of the Transaction (the matters contemplated by the foregoing clauses (A) – (F), collectively, the “Vital Stockholder Matters”); and (ii) mail to the Vital Stockholders as of the record date established for stockholders’ meeting of Vital, the Proxy Statement / Prospectus; provided, however, that in no event shall such meeting take place more than sixty (60) calendar days after the date the S-4 Registration Statement is declared effective by the SEC (such meeting, the “Vital Stockholders’ Meeting”).

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(b)               Vital agrees that, subject to Section 5.3(c): (i) the Vital Board of Directors shall recommend that the holders of Vital Common Stock vote to approve the Vital Stockholder Matters; (ii) the Proxy Statement / Prospectus shall include a statement to the effect that the Vital Board of Directors recommends that Vital Stockholders vote to approve the Vital Stockholder Matters (the “Vital Board Recommendation”); (iii) the Vital Board of Directors shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 5.3(a) above; and (iv) (A) the Vital Board Recommendation shall not be withdrawn or modified in a manner adverse to Immunic, and no resolution by the Vital Board of Director or any committee thereof to withdraw or modify the Vital Board Recommendation in a manner adverse to Immunic shall be adopted or proposed and (B) the Vital Board of Directors shall not recommend any Acquisition Transaction (collectively a “Vital Board Adverse Recommendation Change”).

(c)               Notwithstanding the foregoing, at any time prior to the receipt of the Required Vital Stockholder Vote the Vital Board of Directors may make a Vital Board Adverse Recommendation Change if: (i) the Vital Board of Directors has received an Acquisition Proposal that the Vital Board of Directors has determined in its reasonable, good faith judgment, after consultation with Vital’s outside legal counsel, constitutes a Superior Offer or (ii) as a result of a material development or change in circumstances (other than an Acquisition Proposal) that affects the business, assets or operations of Vital that occurs or arises after the date of this Agreement that was neither known to Vital or the Vital Board of Directors nor reasonably foreseeable as of the date of this Agreement (a “Vital Intervening Event”), the Vital Board of Directors determines in its reasonable, good faith judgment, after consultation with Vital’s outside legal counsel, that a Vital Board Adverse Recommendation Change is required in order for the Vital Board of Directors to comply with its fiduciary obligations to the Vital Stockholders under applicable Legal Requirements; provided, however, that prior to Vital taking any action permitted under this Section 5.3(c), (A) in the case of a Superior Offer, (1) Vital must promptly notify Immunic, in writing, at least five (5) Business Days (the “Notice Period”) before making a Vital Board Adverse Recommendation Change, of its intention to take such action with respect to a Superior Offer, which notice shall state expressly that Vital has received an Acquisition Proposal that the Vital Board of Directors intends to declare a Superior Offer and that the Vital Board of Directors intends to make a Vital Board Adverse Recommendation Change, (2) Vital attaches to such notice the most current version of the proposed agreement (which version shall be updated on a prompt basis) and the identity of the third party making such Superior Offer, and (3) Vital negotiates with Immunic in good faith upon Immunic’s request to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer, if Immunic, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Notice Period, there is any material revision to the terms of a Superior Offer, the Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remains in the Notice Period subsequent to the time Vital notifies Immunic of any such material revision (it being understood that there may be multiple extensions)); or (B) in the case of a Vital Intervening Event, (1) Vital promptly notifies Immunic, in writing, within the Notice Period before making a Vital Board Adverse Recommendation Change, which notice shall state expressly the material facts and circumstances related to the applicable Vital Intervening Event and that the Vital Board of Directors intends to make a Vital Adverse Recommendation Change, and (2) Vital negotiates with Immunic in good faith upon Immunic’s request to make such adjustments in the terms and conditions of this Agreement so that such Vital Intervening Event ceases to necessitate a Vital Board Adverse Recommendation Change with respect to Vital’s fiduciary duties, if Immunic, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Notice Period, there is any material development in a Vital Intervening Event, the Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remains in the Notice Period subsequent to the time Vital notifies Immunic of any such material development (it being understood that there may be multiple extensions)).

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(d)               Unless the Vital Board of Directors has effected a Vital Board Adverse Recommendation Change in accordance with Section 5.3(c), Vital’s obligation to call, give notice of and hold the Vital Stockholders’ Meeting in accordance with Section 5.3(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or Acquisition Proposal, or by any withdrawal or modification of the Vital Board Recommendation.

(e)               Nothing contained in this Agreement shall prohibit Vital or its Board of Directors from (i) taking and disclosing to the Vital Stockholders a position as contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 under the Exchange Act (other than Rule 14d-9(f) under the Exchange Act), (ii) making any disclosure to the Vital Stockholders if the Vital Board of Directors determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would be inconsistent with its fiduciary duties to the Vital Stockholders under applicable Legal Requirements, and (iii) making a “stop, look and listen” communication to the Vital Stockholders pursuant to Rule 14d-9(f) under the Exchange Act, provided, however, that any such disclosure or public statement shall be deemed to be a Vital Board Adverse Recommendation Change subject to the terms and conditions of this Agreement unless the Vital Board of Directors reaffirms the Vital Board Recommendation within five (5) Business Days of such disclosure or public statement.

5.4              Regulatory Approvals.

(a)               Each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to comply promptly with all Legal Requirements that may be imposed on such Party with respect to the Contemplated Transactions and, subject to the conditions set forth in Article 6 hereof, to consummate the Contemplated Transactions, as promptly as practicable. In furtherance and not in limitation of the foregoing, each Party hereto agrees to file or otherwise submit, as soon as practicable after the date of this Agreement, but in any event no later than ten (10) Business Days after the date hereof, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Body with respect to the Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Parties shall prepare and file, if and as required, (a) the Notification and Report Forms pursuant to the HSR Act and (b) any notification or other document to be filed in connection with the Transaction under any applicable foreign Legal Requirement relating to antitrust or competition matters. Immunic and Vital shall respond as promptly as is practicable to respond in compliance with: (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation; and (ii) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or competition matters. As soon as practicable following the Closing, Immunic shall register Vital as registered shareholder of Immunic under Section 67 German Stock Corporation Act (Aktiengesetz).

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(b)               Each of the Parties shall use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with timely making all required filings and submissions and timely obtaining all related consents, permits, authorizations or approvals pursuant to Section 5.4(a); and (ii) keep Immunic or Vital, as applicable, informed in all material respects and on a reasonably timely basis of any communication received by such Party from, or given by such Party to, the Federal Trade Commission, the Department of Justice or any other Governmental Body relating to the Contemplated Transactions. Subject to applicable Legal Requirements relating to the exchange of information, each Party shall, to the extent practicable, give the other party reasonable advance notice of all material communications with any Governmental Body relating to the Contemplated Transactions and each Party shall have the right to attend or participate in material conferences, meetings and telephone or other communications between the other Parties and regulators concerning the Contemplated Transactions.

(c)               Notwithstanding Sections 5.4(a) through 5.4(b) or any other provision of this Agreement to the contrary, in no event shall either Party be required to agree to (i) divest, license, hold separate or otherwise dispose of, encumber or allow a third party to utilize, any portion of its or their respective businesses, assets or contracts or (ii) take any other action that may be required or requested by any Governmental Body in connection with obtaining the consents, authorizations, orders or approvals contemplated by this Section 5.4 that would have an adverse impact, in any material respect, on any of the Parties.

5.5              Vital Employee and Benefits Matters.

(a)               Unless otherwise agreed in writing by Immunic pursuant to written notice provided to Vital no later than three (3) calendar days prior to the Closing Date, effective no later than the Business Day immediately prior to the Closing Date, Vital shall, and shall cause any of its Subsidiaries to, terminate the employment and service of each Vital Associate (the “Terminated Vital Associates”) such that neither Vital nor any Vital Subsidiary shall have any Vital Associate in its employ or service as of the Effective Time. As a condition to payment of any Terminated Vital Associate Payment to a Terminated Vital Associate and prior to the Closing Date, Vital will use commercially reasonable efforts to obtain from each Terminated Vital Associate an effective release of claims in a form approved by Immunic, which approval shall not be unreasonably withheld, conditioned or delayed. Prior to the Closing, Vital shall use commercially reasonable efforts to comply, in all material respects, with all of the requirements of the WARN Act and any applicable state Legal Requirement equivalent with respect to the Terminated Vital Associates. Schedule 5.5(a) sets forth, with respect to each Terminated Vital Associate, Vital’s good faith estimate of the amount of all change of control payments, severance payments, termination or similar payments, retention payments, bonuses and other payments and benefits (including any COBRA costs), owed to or to be paid or provided to each Terminated Vital Associate, and the amount by which any of such Terminated Vital Associate’s compensation or benefits may be accelerated or increased, in each case, whether under any Vital Employee Plan or otherwise, as a result of (i) the execution of this Agreement, (ii) the consummation of the Contemplated Transactions, or (iii) the termination of employment or service of such Terminated Vital Associate (together, the “Terminated Vital Associate Payments”).

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(b)               Excluding Vital’s medical, dental and vision care plans as well as any Vital Employee Plans intended to include a Code Section 401(k) arrangement, in each instance where in effect as of the date of this Agreement (the foregoing, collectively, the “Vital Continued Benefit Plans”), effective no later than the day immediately preceding the Closing Date Vital shall terminate (i) all Vital Employee Plans that are “employee benefit plans” within the meaning of ERISA and (ii) each other Vital Employee Plan set forth on Schedule 5.5(b) attached hereto unless written notice is provided by Immunic to Vital no later than three (3) calendar days prior to the Closing Date, instructing Vital not to terminate any such Vital Employee Plan; provided, however, that if Immunic provides Vital with written notice to such effect sufficiently in advance of the Closing Date, then Vital shall also terminate any Vital Employee Plans intended to include a Code Section 401(k) arrangement. Vital shall provide Immunic with evidence that such Vital Employee Plans have been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Vital Board of Directors. The form and substance of such resolutions shall be subject to review and approval of Immunic. Vital also shall take such other actions in furtherance of terminating such Vital Employee Plan(s) as Immunic may reasonably require.

(c)               Immunic agrees to use its commercially reasonable efforts to maintain the Vital Continued Benefit Plans in effect, in accordance with their respective terms as of immediately prior to the Effective Time, until at least December 31, 2019, other than any Vital Employee Plans intended to include a Code Section 401(k) arrangement to the extent Immunic provides Vital with timely written notice as to termination thereof as contemplated by Section 5.5(b). For the avoidance of any doubt, nothing in this Section 5.5(b) shall be deemed to require that Vital or Immunic employ any Vital Associate after the Closing or that Vital or Immunic maintain any minimum number of employees in the United States.

(d)               To the extent permitted by the applicable Vital Equity Plan, but without affecting (including by terminating or otherwise abridging) the Vital Severance RSUs: (i) each Vital Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested or exercisable, and each Vital RSU (other than the Vital Severance RSUs) that is outstanding and has not been settled as of the Effective Time, shall be canceled and extinguished at the Effective Time without the right to receive any consideration; and (ii) the Vital Board of Directors will adopt appropriate resolutions (which draft resolutions shall be provided to Immunic for reasonable review and approval by Immunic prior to adoption by the Vital Board of Directors and no later than five (5) calendar days prior to the Closing Date) and will have taken all other actions necessary and appropriate to effectuate the provisions of this Section 5.5(d).

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(e)               This Section 5.5 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement. Nothing in this Section 5.5, express or implied, will (i) constitute or be treated as an amendment of any Vital Employee Plan or Immunic Employee Plan (or an undertaking to amend any such plan), (ii) prohibit Vital, any Vital Affiliate, Immunic, or any Immunic Affiliate from amending, modifying or terminating any Vital Employee Plan or Immunic Employee Plan pursuant to, and in accordance with, the terms thereof, or (iii) confer any rights or benefits on any Person other than Vital and Immunic.

5.6              Immunic Exit Bonus Shares. No later than immediately prior to the Effective Time, Immunic and the parties to the Immunic Exit Bonus Agreements shall take all actions necessary to cause the Immunic Exit Bonus Agreements to be cancelled in exchange for the right to receive Immunic Common Shares immediately prior to the Closing.

5.7              Indemnification of Officers and Directors.

(a)               From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Vital and Immunic shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Vital or Immunic (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Vital or Immunic, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL for directors or officers of Delaware corporations. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Vital and Immunic, jointly and severally, upon receipt by Vital or Immunic from the D&O Indemnified Party of a request therefor; provided, that any person to whom expenses are advanced provides an undertaking, as applicable, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b)               The certificate of incorporation and bylaws (or equivalent organizational document in accordance with applicable Legal Requirements) of each of Vital and Immunic shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of each of Vital and Immunic than are presently set forth in the certificate of incorporation and bylaws (or equivalent organizational document in accordance with applicable Legal Requirements) of Vital and Immunic, as applicable, which provisions shall not be amended, modified or repealed for a period of six (6) years’ time from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Vital or Immunic.

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(c)               Prior to the Effective Time, Vital shall purchase a “tail” insurance policy with an effective date as of the Closing Date, which shall remain effective for six (6) years following the Closing Date, at least the same coverage and amounts and containing the same terms and conditions that are not less favorable to the D&O Indemnified Parties of Vital.

(d)               Vital and Immunic, as co-obligors with joint and several liability, shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 5.7 in connection with their enforcement of their rights provided in this Section 5.7.

(e)               The provisions of this Section 5.7 are intended to be in addition to the rights otherwise available to the D&O Indemnified Parties by law, charter, statute, bylaw or agreement. The obligations of Vital and Immunic under this Section 5.7 shall survive the consummation of the Transaction and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 5.7 applies without the consent of such affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 5.7 applies, as well as their heirs and representatives, shall be third party beneficiaries of this Section 5.7, each of whom may enforce the provisions of this Section 5.7).

(f)                In the event Vital or Immunic or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Vital or Immunic, as the case may be, shall succeed to the obligations set forth in this Section 5.7. Vital shall cause Vital and Immunic to perform all of the obligations of the Parties under this Section 5.7.

5.8              Additional Agreements. The Parties shall (a) use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Contemplated Transactions and (b) reasonably cooperate with the other Parties and provide the other Parties with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of its respective obligations under this Agreement and to enable Vital and Immunic to continue to meet its obligations under this Agreement following the Closing. Without limiting the generality of the foregoing, each Party to this Agreement: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions; (ii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions; and (iii) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement. The Holders shall (a) use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Contemplated Transactions and (b) reasonably cooperate with the Parties and provide the Parties with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of its respective obligations under this Agreement and to enable the Parties to continue to meet its obligations under this Agreement following the Closing. Without limiting the generality of the foregoing, each Party and Holder: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party or Holder in connection with the Contemplated Transactions; (ii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions; and (iii) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement.

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5.9              Disclosure. Without limiting Immunic’s or Vital’s obligations under the Confidentiality Agreement, each Party and Holder shall not, and shall not permit any of its Subsidiaries or any Representative of such Party or Holder to, issue any press release or make any disclosure (including to any of its customers or employees (other than employees that have a bona fide need to know), to the public or otherwise) regarding the Contemplated Transactions unless: (a) the Parties have approved such press release or disclosure in writing; or (b) the Parties have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Legal Requirements and, to the extent practicable, before such press release or disclosure is issued or made, a Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure.

5.10          Listing. Vital shall use its commercially reasonable efforts: (a) to maintain its existing listing on the Nasdaq Global Market and to obtain approval of the listing of the combined company on the Nasdaq Global Market; (b) without derogating from the generality of the requirements of clause “(a)” and to the extent required by the rules and regulations of Nasdaq, to (i) prepare and submit to Nasdaq a notification form for the listing of the shares of Vital Common Stock to be issued in the Transaction and the Reverse Split, and (ii) to cause such shares to be approved for listing (subject to notice of issuance); and (c) to the extent required by Nasdaq Marketplace Rule 5110, to file an initial listing for the Vital Common Stock on Nasdaq Global Market (the “Nasdaq Listing Application”) and to cause such Nasdaq Listing Application to be approved for listing (subject to official notice of issuance). Immunic will cooperate with Vital as reasonably requested by Vital with respect to the Nasdaq Listing Application and promptly furnish to Vital all information concerning Immunic and the Holders that may be required or reasonably requested in connection with any action contemplated by this Section 5.10.

5.11          Tax Matters.

(a)               Vital and Immunic shall use their respective commercially reasonable efforts to cause the Transaction to qualify, and agree not to, and not to permit or cause any affiliate or any Subsidiary to, take any actions or cause any action to be taken which would reasonably be expected to prevent or impede the Transaction from qualifying, as a transaction described in Section 351(a) of the Code.

(b)               Immunic shall use its commercially reasonably efforts to deliver to Dentons a “Tax Representation Letter,” dated as of the date of the tax opinion referenced in Section 5.1(b) and signed by an officer of Immunic, containing representations of Immunic, and Vital shall use its commercially reasonable efforts to deliver to Dentons a “Tax Representation Letter,” dated as of the date of the tax opinion referenced in Section 5.1(b) and signed by an officer of Vital, containing representations of Vital, in each case as shall be reasonably necessary or appropriate to enable Dentons to render the opinion described in Section 5.1(b) of this Agreement.

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5.12          Legends. Vital shall be entitled to (a) place appropriate legends on the book entries and/or certificates evidencing any shares of Vital Common Stock to be received in the Transaction by equity holders of Immunic, including (i) such equity holders who may be considered “affiliates” of Vital for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and (ii) in respect of the market stand-off provisions in Section 4.6, and (b) issue appropriate stop transfer instructions to the transfer agent for Vital Common Stock.

5.13          Directors and Officers. Prior to the Effective Time, but to be effective at the Effective Time, the Vital Board of Directors shall (a) set the size of the Vital Board of Directors at five members and elect (i) four designees selected by Immunic and (ii) one designee selected by Vital (with all such designees, in the aggregate, expected to satisfy the requisite independence requirements for the Vital Board of Directors, as well as the sophistication and independence requirements for the required committees of the Vital Board of Directors, pursuant to Nasdaq’s listing standards), each to serve as a member of the Vital Board of Directors, (b) take all necessary action to appoint each of the individuals set forth on Schedule 5.13 as officers of Vital to hold the offices set forth opposite his or her name, and (c) appoint each of the directors set forth on Schedule 5.13 to the committees of the Vital Board of Directors set forth opposite his or her name (with such director, in the aggregate, expected to satisfy the sophistication and independence requirements for the required committees of the Vital Board of Directors pursuant to Nasdaq’s listing standards).

5.14          Section 16 Matters. Prior to the Effective Time, Vital shall take all such steps as may be required to cause any acquisitions of Vital Common Stock and any options to purchase Vital Common Stock resulting from the Contemplated Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Vital, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.15          Takeover Statutes. If any “control share acquisition”, “fair price”, “moratorium” or other anti-takeover Legal Requirement becomes or is deemed to be applicable to Vital, Immunic, or the Contemplated Transactions, then each of Vital, Immunic, and their respective board of directors or comparable fiduciary governing body shall grant such approvals and take such actions as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Legal Requirement inapplicable to the foregoing.

5.16          Termination of Certain Agreements and Rights. Immunic shall use commercially reasonable efforts to terminate, at or prior to the Effective Time, those agreements set forth on Schedule 5.16 (collectively, the “Investor Agreements”).

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Article 6.   CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Transaction and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Legal Requirements, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

6.1              Effectiveness of Registration Statement. The Form S-4 Registration Statement has been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 Registration Statement has been issued by the SEC and no proceedings for that purpose and no similar proceeding has been initiated or, to the Knowledge of Vital, threatened by the SEC.

6.2              No Restraints. (a) No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Transaction has been issued by any court of competent jurisdiction or other Governmental Body of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement which has the effect of making the consummation of the Transaction or any of the Contemplated Transactions illegal; and (b) there shall be no Legal Proceeding pending, or overtly threatened in writing, by an official of a Governmental Body in which such Governmental Body indicates that it intends to conduct any Legal Proceeding or take any other action challenging or seeking to restrain or prohibit the consummation of the Transaction or any of the Contemplated Transactions.

6.3              Stockholder Approval. Vital has obtained the Required Vital Stockholder Vote.

6.4              Regulatory Matters. Any waiting period applicable to the consummation of the Transaction under the HSR Act or applicable to foreign Legal Requirements relating to antitrust or competition matters has expired or been terminated, and there shall not be in effect any voluntary agreement between Vital and/or Immunic, on the one hand, and the Federal Trade Commission, the Department of Justice or any foreign Governmental Body, on the other hand, pursuant to which such Party has agreed not to consummate the Transaction for any period of time; provided, that neither Immunic, on the one hand, nor Vital, on the other hand, shall enter into any such voluntary agreement without the written consent of all Parties.

6.5              Listing. (a) The existing shares of Vital Common Stock have been continually listed on The Nasdaq Global Market as of and from the date of this Agreement through the Closing Date, (b) the shares of Vital Common Stock to be issued in the Transaction and the Reverse Split shall be approved for listing (subject to official notice of issuance) on The Nasdaq Global Market as of the Effective Time, and (c) to the extent required by Nasdaq Marketplace Rule 5110, the Nasdaq Listing Application has been approved for listing (subject to official notice of issuance).

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Article 7.   ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF VITAL

The obligations of Vital to effect the Transaction and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Vital, at or prior to the Closing, of each of the following conditions:

7.1              Accuracy of Representations. (a) The representations and warranties of Immunic in Section 2.4 (Capitalization) are true and correct in all but de minimis respects as of the date of this Agreement and are true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date, except as affected by the Immunic Pre-Closing Financing and the issuance of the Immunic Pre-Closing Financing Shares and the Immunic Exit Bonus Agreements and the issuance of the Immunic Exit Bonus Shares; and (b) all other representations and warranties of Immunic and all representations and warranties of the Holders in Article 2 of this Agreement are true and correct as of the date of this Agreement and are true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (i) in each case, or in the aggregate, where the failure to be true and correct would not have an Immunic Material Adverse Effect (provided that all “Immunic Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the representations and warranties of Immunic in Article 2 of this Agreement will be disregarded), or (ii) for those representations and warranties which address matters only as of a particular date (which representations were so true and correct, subject to the qualifications as set forth in the preceding clause (i), as of such particular date).

7.2              Performance of Covenants. Each of the covenants and obligations in this Agreement that Immunic and the Holders are required to comply with or to perform at or prior to the Closing have been complied with and performed by Immunic and/or the Holders (as applicable) in all material respects.

7.3              No Immunic Material Adverse Effect. Since the date of this Agreement, there has not occurred any Immunic Material Adverse Effect that is continuing.

7.4              Lock-Ups from Immunic Officers and Directors. To the extent such Persons are not Holders, all officers and directors of Immunic as well as all officers and directors of Vital selected for service to Vital following the Closing by Immunic, together with all Affiliates of the foregoing, shall have executed and delivered to Vital a market stand-off agreement in the form of Section 4.6; provided, however, that the restrictions set forth in Section 4.6 shall not apply to any sales of Vital Common Stock by any such Person solely for the purpose of settling Tax expenses in connection with the consummation of the Transaction.

7.5              Termination of Investor Agreements. The Investor Agreements shall have been terminated.

7.6              Immunic Pre-Closing Financing. The Immunic Pre-Closing Financing shall have been consummated and Immunic shall have received the proceeds of the Immunic Pre-Closing Financing on the terms and conditions set forth in the Subscription Agreement.

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7.7              Documents. Vital has received the following documents, each of which shall be in full force and effect as of the Closing Date:

(a)               a certificate executed by the Chief Executive Officer of Immunic confirming that the conditions set forth in Sections 7.1, 7.2, 7.3 and 7.6 have been duly satisfied;

(b)               (i) a certificate of good standing of Immunic in its jurisdiction of organization, (ii) certified copies of the organizational documents of Immunic reasonably requested by Vital, and (iii) a certificate as to (A) the incumbency of the Chief Executive Officer and Chief Financial Officer of Immunic and (B) the adoption of resolutions of the Immunic Board of Directors authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by Immunic hereunder;

(c)               a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h) and in form and substance reasonably acceptable to Vital along with written authorization for Vital to deliver such notice form to the Internal Revenue Service on behalf of Immunic upon the Closing; and

(d)               the Allocation Certificate.

Article 8.    ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF Immunic

The obligations of Immunic to effect the Transaction and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Immunic, at or prior to the Closing, of each of the following conditions:

8.1              Accuracy of Representations. (a) The representations and warranties of Vital in Section 3.4 (Capitalization) are true and correct in all but de minimis respects as of the date of this Agreement and are true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date; and (b) all other representations and warranties of Vital in Article 3 of this Agreement are true and correct as of the date of this Agreement and are true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (i) in each case, or in the aggregate, where the failure to be true and correct would not have a Vital Material Adverse Effect (provided that all “Vital Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the representations and warranties of Vital in Article 3 of this Agreement will be disregarded), or (ii) for those representations and warranties which address matters only as of a particular date (which representations were so true and correct, subject to the qualifications as set forth in the preceding clause (i), as of such particular date).

8.2              Performance of Covenants. Each of the covenants and obligations in this Agreement that Vital is required to comply with or to perform at or prior to the Closing has been complied with and performed by Vital in all material respects.

8.3              No Vital Material Adverse Effect. Since the date of this Agreement, there has not occurred any Vital Material Adverse Effect that is continuing.

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8.4              Board of Directors and Officers. Vital has caused the Vital Board of Directors and the officers of Vital to be constituted as set forth in Section 5.13 of this Agreement effective as of the Effective Time.

8.5              Lock-Ups from Vital Officers and Directors. All officers and directors of Vital, together with all Affiliates of the foregoing, shall have executed and delivered to Vital a market stand-off agreement in the form of Section 4.6; provided, however, that the restrictions set forth in Section 4.6 shall not apply to any sales of Vital Common Stock by any such Person solely for the purpose of settling Tax expenses in connection with the settlement of any Vital Severance RSUs.

8.6              Amendment to Certificate of Incorporation. Vital has effected the Reverse Split and has provided Immunic with a file-stamped copy of the amendment to Vital’s certificate of incorporation effecting the Reverse Split.

8.7              Filing of Form 10-K. Vital has filed its Annual Report on Form 10-K for the year ended December 31, 2018.

8.8              Documents. Immunic has received the following documents, each of which shall be in full force and effect as of the Closing Date:

(a)               a certificate executed by the Chief Executive Officer and Chief Financial Officer of Vital confirming that the conditions set forth in Sections 8.1, 8.2 and 8.3 have been duly satisfied;

(b)               (i) certificates of good standing of Vital in Delaware and California, (ii) certified copies of the certificate of incorporation and bylaws of Vital, and (iii) a certificate as to (A) the incumbency of the officers of Vital and (B) the adoption of resolutions of the Vital Board of Directors authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by Vital hereunder;

(c)               written resignations in forms satisfactory to Immunic, dated as of the Closing Date and effective as of the Closing, executed by all officers and directors of Vital (except, as applicable, any officers or directors continuing in such roles following the Effective Time); and

(d)               the Vital Outstanding Shares Certificate.

Article 9.    TERMINATION

9.1              Termination. This Agreement may be terminated prior to the Effective Time (whether before or after obtaining the Required Vital Stockholder Vote, as applicable, unless otherwise specified below):

(a)               by mutual written consent duly authorized by the Boards of Directors of Vital and Immunic;

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(b)               by either Vital or Immunic if the Transaction shall not have been consummated by May 30, 2019 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to Immunic, on the one hand, or to Vital, on the other hand, if such Party’s (or, in the case of Immunic, a Holder’s) action or failure to act has been a principal cause of the failure of the Transaction to occur on or before the Outside Date and such action or failure to act constitutes a breach of this Agreement; provided, further, that, in the event that the SEC has not declared effective under the Securities Act the Form S-4 Registration Statement by the date which is sixty (60) calendar days prior to the Outside Date, then either Immunic or Vital shall be entitled to extend the date for termination of this Agreement pursuant to this Section 9.1(b) for an additional sixty (60) calendar days from the Outside Date;

(c)               by either Vital or Immunic if a court of competent jurisdiction or other Governmental Body has issued a final and nonappealable order, decree or ruling, or has taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Transaction; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to Immunic, on the one hand, or to Vital, on the other hand, if such Party’s action or failure to act has been a principal cause of such issuance or action by a Governmental Body, and such action or failure to act constitutes a breach of this Agreement;

(d)               by either Vital or Immunic if (i) the Vital Stockholders’ Meeting (including any adjournments and postponements thereof) has been held and completed and the Vital Stockholders have taken a final vote on the Vital Stockholder Matters and (ii) the Vital Stockholder Matters have not been approved at the Vital Stockholders’ Meeting (or any adjournment or postponement thereof) by the Required Vital Stockholder Vote; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to Vital where the failure to obtain the Required Vital Stockholder Vote has been caused by the action or failure to act of Vital and such action or failure to act constitutes a material breach by Vital of this Agreement;

(e)               by Immunic (at any time prior to obtaining the Required Vital Stockholder Vote) if any of the following events have occurred: (i) Vital failed to include the Vital Board Recommendation in the Proxy Statement / Prospectus; (ii) the Vital Board of Directors have approved, endorsed or recommended any Acquisition Proposal; (iii) Vital has failed to hold the Vital Stockholders’ Meeting within sixty (60) calendar days of the Form S-4 Registration Statement being declared effective by the SEC under the Securities Act (other than to the extent that the Form S-4 Registration Statement is subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Form S-4 Registration Statement, in which case such sixty (60)-calendar day period shall be tolled for the earlier of sixty (60)-calendar days or so long as such stop order remains in effect or such proceeding or threatened proceeding remains pending); (iv) Vital has entered into any Acquisition Agreement (other than a confidentiality agreement permitted pursuant to Section 4.5); or (v) Vital or any of its Representatives has willfully and intentionally breached the provisions set forth in Section 4.5;

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(f)                by Immunic, upon a breach of any representation, warranty, covenant or agreement on the part of Vital set forth in this Agreement, or if any representation or warranty of Vital has become inaccurate, in either case such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied; provided, however, that if such inaccuracy in Vital’s representations and warranties or breach by Vital is curable by Vital, then this Agreement shall not terminate pursuant to this Section 9.1(f) as a result of such particular breach or inaccuracy unless such breach remains uncured fifteen (15) calendar days following the date of written notice from Immunic to Vital of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(f); and provided, further, that no termination may be made pursuant to this Section 9.1(f) solely as a result of the failure to obtain the Required Vital Stockholder Vote (in which case, termination must be made pursuant to Section 9.1(d));

(g)               by Vital, upon a breach of any representation, warranty, covenant or agreement on the part of Immunic or a Holder set forth in this Agreement, or if any representation or warranty of Immunic or a Holder has become inaccurate, in either case such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied; provided, however, that if such inaccuracy in Immunic’s or a Holder’s representations and warranties or breach by Immunic or a Holder is curable by Immunic or such Holder, then this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or inaccuracy unless such breach remains uncured fifteen (15) calendar days following the date of written notice from Vital to Immunic of such breach by Immunic or a Holder or inaccuracy and its intention to terminate pursuant to this Section 9.1(g);

(h)               by Vital (prior to obtaining the Required Vital Stockholder Vote), if the Vital Board of Directors authorizes Vital to enter into any Permitted Alternative Agreement; provided, however, that Vital shall not enter into any Permitted Alternative Agreement unless (i) Vital has complied with its obligations under Section 4.5; (ii) Vital has complied with its obligations under Section 5.3(c); (iii) Vital concurrently pays to Immunic amounts due pursuant to Section 9.3; and (iv) a copy of the execution version of such Permitted Alternative Agreement and all related agreements, exhibits, schedules and other documents has been delivered to Immunic; or

(i)                 by Vital, at any time, if (i) all conditions in Article 6 and Article 8 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), and remain so satisfied and (ii) Vital irrevocably confirms by written notice to Immunic that (A) each of the conditions in Article 7 (other than the condition set forth in Section 7.6 (Immunic Pre-Closing Financing) and those conditions that by their nature are to be satisfied by actions taken at the Closing) has been satisfied or that Vital is willing to waive any such conditions that have not been satisfied (other than the condition set forth in Section 7.6 (Immunic Pre-Closing Financing) and those conditions that by their nature are to be satisfied by actions taken at the Closing) and (B) it is prepared to consummate the Closing upon satisfaction of the condition set forth in Section 7.6 (i.e., consummation of the Immunic Pre-Closing Financing); provided, that Vital shall not terminate this Agreement pursuant to this Section 9.1(i) unless the condition set forth in Section 7.6 (Immunic Pre-Closing Financing) has not been satisfied within ten (10) calendar days after delivery of the written notice from Vital to Immunic pursuant to clause (ii) of this Section 9.1(i).

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The Party desiring to terminate this Agreement pursuant to this Section 9.1 (other than pursuant to Section 9.1(a)) shall give a notice of such termination to the other Party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

9.2              Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 9.2, Section 9.3, and Article 10 shall survive the termination of this Agreement and shall remain in full force and effect, (ii) the termination of this Agreement shall not relieve any Party or Holder from any liability for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement other than as specifically set forth in Section 9.4 and (iii) the termination of this Agreement shall not relieve or limit the liability of any Party or Holder for its fraud.

9.3              Expenses; Termination Fees.

(a)               Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party or a Holder incurring such expenses, whether or not the Transaction is consummated; provided, however, that Vital and Immunic shall share equally all fees and expenses, other than attorneys’ and accountants’ fees and expenses, incurred in relation to the filings by the Parties under any filing requirement under the HSR Act and any foreign antitrust Legal Requirement applicable to this Agreement and the Contemplated Transactions; and provided, further, that Vital and Immunic shall also share equally all fees and expenses (i) incurred in relation to the filing of the Nasdaq Listing Application with Nasdaq (ii) of counsel to Vital in connection with obtaining listing of the combined company on the Nasdaq Global Market, (iii) by engagement of a proxy soliciting firm in connection with obtaining approval of the Vital Stockholder Matters, (iv) by engagement of the Exchange Agent and (v) in relation to the printing (e.g., paid to a financial printer) and filing with the SEC of the Form S-4 Registration Statement (including any financial statements and exhibits) and any amendments or supplements thereto.

(b)               (i) If (A) this Agreement is terminated by Vital or Immunic pursuant to Section 9.1(d) or Section 9.1(e), (B) at any time before the Vital Stockholders’ Meeting an Acquisition Proposal with respect to Vital has been publicly announced, disclosed or otherwise communicated to the Vital Board of Directors and (C) in the event this Agreement is terminated pursuant to Section 9.1(d) within twelve (12) months after the date of such termination, Vital enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction, then Vital shall pay to Immunic, within five (5) Business Days after termination (or, if applicable, upon the earlier of such entry into a definitive agreement with respect to a Subsequent Transaction or consummation of a Subsequent Transaction), a nonrefundable fee in an amount equal to $500,000 (the “Immunic Termination Fee”), in addition to any amount payable to Immunic pursuant to Section 9.3(c) or Section 9.3(e).

(ii)              If this Agreement is terminated by Vital pursuant to Section 9.1(i), then Immunic shall pay to Vital, within two (2) Business Days after such termination, a nonrefundable fee in an amount equal to $2,000,000 (the “Vital Termination Fee”), in addition to any amount payable to Vital pursuant to Section 9.3(d) or Section 9.3(e).

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(iii)            If this Agreement is terminated by Vital pursuant to Section 9.1(h), then Vital shall pay to Immunic, concurrent with such termination, the Immunic Termination Fee, in addition to any amount payable to Immunic pursuant to Section 9.3(c) or Section 9.3(e).

(c)               (i) If this Agreement is terminated by Immunic pursuant to Section 9.1(d), Section 9.1(e) or Section 9.1(f), or (ii) if this Agreement is terminated by Vital pursuant to Section 9.1(d) or Section 9.1(h), or (iii) in the event of a failure of Immunic to consummate the transactions to be consummated at the Closing solely as a result of a Vital Material Adverse Effect as set forth in Section 8.3 (provided, that at such time all of the other conditions precedent to Vital’s obligation to close set forth in Article 6 and Article 7 of this Agreement have been satisfied by Immunic, are capable of being satisfied by Immunic or have been waived by Vital), then Vital shall reimburse Immunic for all reasonable fees and expenses incurred by Immunic in connection with this Agreement and the transactions contemplated hereby, including (A) all fees and expenses incurred in connection with the preparation, printing and filing, as applicable, of the Form S-4 Registration Statement (including any preliminary materials related thereto and all amendments and supplements thereto, as well as any financial statements and schedules thereto) and (B) all fees and expenses incurred in connection with the preparation and filing under any filing requirement of any Governmental Body applicable to this Agreement and the transactions contemplated hereby (such expenses, including (A) and (B) above, collectively, the “Third-Party Expenses”), up to a maximum of $275,000, by wire transfer of same-day funds within five (5) Business Days following the date on which Immunic submits to Vital true and correct copies of reasonable documentation supporting such Third-Party Expenses; provided, however, that such Third-Party Expenses shall not include any amounts for a financial advisor to Immunic except for reasonably documented out-of-pocket expenses otherwise reimbursable by Immunic to such financial advisor pursuant to the terms of Immunic’s engagement letter or similar arrangement with financial advisor.

(d)               (i) If this Agreement is terminated by Vital pursuant to Section 9.1(g) or Section 9.1(i) or (ii) in the event of a failure of Vital to consummate the transactions to be consummated at the Closing solely as a result of an Immunic Material Adverse Effect as set forth in Section 7.3 (provided, that at such time all of the other conditions precedent to Immunic’s obligation to close set forth in Article 6 and Article 8 of this Agreement have been satisfied by Vital, are capable of being satisfied by Vital or have been waived by Immunic), then Immunic shall reimburse Vital for all Third-Party Expenses incurred by Vital up to a maximum of $275,000, by wire transfer of same-day funds within 10 Business Days following the date on which Vital submits to Immunic true and correct copies of reasonable documentation supporting such Third-Party Expenses; provided, however, that such Third-Party Expenses shall not include any amounts for a financial advisor to Vital except for reasonably documented out-of-pocket expenses otherwise reimbursable by Vital to such financial advisor pursuant to the terms of Vital’s engagement letter or similar arrangement with financial advisor.

(e)               If either Party fails to pay when due any amount payable by such Party under Section 9.3(b), Section 9.3(c), or Section 9.3(d), then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 9.3, and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

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9.4              Effect of Payment of Termination Fees and Expenses.

(a)               The Parties and each Holder agree that the payment of the fees and expenses set forth in Section 9.3, subject to Section 9.2, shall be the sole and exclusive remedy of each Party or Holder following a termination of this Agreement under the circumstances described in Section 9.3, it being understood that in no event shall either Vital or Immunic be required to pay fees or damages payable pursuant to Section 9.3 on more than one occasion.

(b)               Each of the Parties and the Holders acknowledge that (i) the agreements contained in Section 9.3 and this Section 9.4 are an integral part of the Contemplated Transactions, (ii) without these agreements, the Parties and the Holders would not enter into this Agreement, and (iii) any amounts payable pursuant to Section 9.3 are not a penalty, but rather are liquidated damages in a reasonable amount that will compensate the Parties and the Holders in the circumstances in which such amounts are payable.

(c)               If either Party elects to exercise its right to terminate this Agreement pursuant to Section 9.1 and receives payment of the fees and Third-Party Expenses set forth in Section 9.3, then the non-terminating Party and its Affiliates will not have any liability beyond payment of the fees and Third-Party Expenses set forth in Section 9.3, and the terminating Party shall not be entitled to bring or maintain any other claim, action or proceeding against the non-terminating Party, and the terminating Party shall be precluded from any other remedy against the non-terminating Party, at law or in equity or otherwise, and shall not seek to obtain any recovery, judgment or damages of any kind against the other (or any partner, member, stockholder, director, officer, employee, Subsidiary, affiliate, agent or other representative of such non-terminating Party) in connection with or arising out of the termination of this Agreement, any breach by the non-terminating Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated. For the avoidance of doubt, (i) nothing in this Article 9 shall prevent Vital from seeking to enforce its rights under the Subscription Agreements or to seek specific performance pursuant to Section 10.10 prior to the termination of this Agreement pursuant to this Article 9 and (ii) nothing in this Agreement shall relieve or limit the liability of an Party or Holder for its fraud.

Article 10.   MISCELLANEOUS PROVISIONS

10.1          Non-Survival of Representations and Warranties. The representations and warranties of Immunic, the Holders and Vital contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Section 10.1 shall survive the Effective Time.

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10.2          Amendment. This Agreement may be amended with the approval of the respective Boards of Directors of Immunic and Vital at any time (whether before or after obtaining the Required Vital Stockholder Vote); provided, however, that (a) no representation, warranty or covenant in this Agreement with respect to a Holder may be amended unless such amendment applies to all Holders in the same fashion and the Parties obtain the approval of such amendment from the Holders who own a majority of the then outstanding Immunic Shares, and (b) after obtaining the Required Vital Stockholder Vote, no amendment shall be made, which by applicable Legal Requirement requires further approval of the Vital Stockholders, without the further approval of the Vital Stockholders. Subject to the foregoing, this Agreement may not be amended.

10.3          Waiver.

(a)               No failure on the part of any Party or Holder to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party or Holder in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)               No Party or Holder shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party or Holder; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.4          Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties and the Holders with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties and Holders by facsimile or electronic transmission in .PDF format shall be sufficient to bind the Parties and the Holders to the terms and conditions of this Agreement.

10.5          Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or suit between any of the Parties and/or the Holders arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the Parties and the Holders irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware; and (b) each of the Parties and the Holders irrevocably waives the right to trial by jury.

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10.6          Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties under this Agreement, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

10.7          Assignability; No Third Party Beneficiaries. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties hereto, the Holders and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party’s or Holder’s rights or obligations hereunder may be assigned or delegated by such Party or Holder (as applicable) without the prior written consent of the Parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party or Holder without the Parties’ prior written consents shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 5.7) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.8          Notices. Any notice or other communication required or permitted to be delivered to any Party and Holder under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by courier or express delivery service, electronic mail, or by facsimile to the address, electronic mail address, or facsimile telephone number set forth beneath the name of such party below (or to such other address, electronic mail address, or facsimile telephone number as such party has specified in a written notice given to the other parties hereto):

if to Vital:

VITAL THERAPIES, INC.
15222-B Avenue of Science
San Diego, CA 92128
Telephone No.: (858) 673-6840
Attention: Chief Executive Officer
E-mail:

with a copy to:

Pillsbury Winthrop Shaw Pittman LLP
12255 El Camino Real, Suite 300
San Diego, California 92130
Telephone No.: (858) 509-4000
Facsimile No.: (858) 509-4010
Attention: Mike Hird
E-mail: mike.hird@pillsburylaw.com

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if to Immunic or a Holder:

Immunic AG
Am Klopferspitz 19
82152 Planegg-Martinsried
Germany
Telephone No.:
Attention: President & Chief Executive Officer
E-mail:

with a copy to:

Dentons Europe LLP
Jungfernturmstr. 2
80333 Munich
Germany
Telephone No.: +49 89 244408 442
Facsimile No.: +49 89 244408 133
Attention: Thomas Strassner
E-Mail: thomas.strassner@dentons.com

and

Dentons US LLP
1221 Avenue of the Americas
New York, NY 10020-1089
United States
Telephone No.: (212) 632 5556
Facsimile No.: (212) 768 6800
Attention: Ilan Katz
E-Mail: ilan.katz@dentons.com

10.9          Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties and the Holders hereto agree that the court making such determination will have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties and the Holders hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

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10.10      Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party or Holder will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party or Holder, and the exercise by a Party or Holder of any one remedy will not preclude the exercise of any other remedy. The Parties and the Holders hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties and the Holders shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the Parties and the Holders hereto waives any bond, surety or other security that might be required of any other Party or Holder with respect thereto.

10.11      Construction.

(a)               For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)               The Parties and the Holders hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c)               As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)               Except as otherwise indicated, all references in this Agreement to “Sections,” “Articles,” “Exhibits” and “Schedules” are intended to refer to Sections or Articles of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(e)               The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

VITAL THERAPIES, INC.

By:	/s/Russell J. Cox
Name:	Russell J. Cox
Title:	Chief Executive Officer

Immunic AG

By:	/s/Michael Singer
Name:	Michael Singer
Title:	by virtue of power of attorney (for the CEO)

IMMUNIC AG

By:	/s/Michael Singer
Name:	Michael Singer
Title:	by virtue of power of attorney
(for the Chairman of the Supervisory Board)

Listrax UG

By:	/s/Thomas Strassner
Name:	Thomas Strassner
Title:	by virtue of power of attorney

Gröppel Investments UG

By:	/s/Thomas Strassner
Name:	Thomas Strassner
Title:	by virtue of power of attorney

Constanze Investments UG

By:	/s/Thomas Strassner
Name:	Thomas Strassner
Title:	by virtue of power of attorney

Xanomed UG

By:	/s/Thomas Strassner
Name:	Thomas Strassner
Title:	by virtue of power of attorney

LSP V Coöperatieve U.A.

By:	/s/Thomas Strassner
Name:	Thomas Strassner
Title:	by virtue of power of attorney

Dr. Gerhard Ries

By:	/s/Thomas Strassner
Name:	Thomas Strassner
Title:	by virtue of power of attorney

Gabriel Eckenstein

By:	/s/Thomas Strassner
Name:	Thomas Strassner
Title:	by virtue of power of attorney

Eckenstein-Geigy-Stiftung

By:	/s/Thomas Strassner
Name:	Thomas Strassner
Title:	by virtue of power of attorney

Bayern Kapital Innovationsfonds GmbH & Co. KG

By By:	/s/Thomas Strassner
Name:	Thomas Strassner
Title:	by virtue of power of attorney

Wachstumsfonds Bayern GmbH & Co. KG

By:	/s/Thomas Strassner
Name:	Thomas Strassner
Title:	by virtue of power of attorney

High-Tech Gründerfonds II GmbH & Co. KG

By By:	/s/Thomas Strassner
Name:	Thomas Strassner
Title:	by virtue of power of attorney

IBG Risikokapitalfonds II GmbH & Co. KG

By:	/s/Thomas Strassner
Name:	Thomas Strassner
Title:	by virtue of power of attorney

Fund+ N.V.

By:	/s/Thomas Strassner
Name:	Thomas Strassner
Title:	by virtue of power of attorney

Global Life Bioventure V S.à r.l.

By:	/s/Thomas Strassner
Name:	Thomas Strassner
Title:	by virtue of power of attorney

EXHIBIT B

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit B):

“ACA” has the meaning set forth in Section 3.10(m).

“Accounting Firm” has the meaning set forth in Section 1.5(e).

“Acquisition Agreement” has the meaning set forth in Section 4.5(a).

“Acquisition Inquiry” means, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Immunic, on the one hand, or Vital, on the other hand, to the other Party) that would reasonably be expected to lead to an Acquisition Proposal with such Party.

“Acquisition Proposal” means, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of Immunic or any of its Affiliates, on the one hand, or by or on behalf of Vital or any of its Affiliates, on the other hand, to the other Party) made by a third party contemplating or otherwise relating to any Acquisition Transaction with such Party.

“Acquisition Transaction” means any transaction or series of transactions involving: (a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Party is a constituent corporation; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries; or (iii) in which a Party or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries; provided, however, in the case of Immunic, the Immunic Pre-Closing Financing shall not be an “Acquisition Transaction”; (b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of a Party and its Subsidiaries, taken as a whole, other than the sale, divestiture and/or winding down of the Vital Legacy Business or the sale, license or other disposition of any or all of the Vital Legacy Assets by Vital; or (c) any tender offer or exchange offer, that if consummated would result in any Person beneficially owning 20% or more of the outstanding equity securities of a Party or any of its Subsidiaries.

“Affiliates” has the meaning for such term as used in Rule 145 under the Securities Act.

“Agreement” has the meaning set forth in the Preamble.

“Allocation Certificate” has the meaning set forth in Section 1.13(b).

“Anticipated Closing Date” has the meaning set forth in Section 1.5(a).

“Business Day” means any day other than a day on which banks in the State of New York are authorized or obligated to be closed.

“Certifications” has the meaning set forth in Section 3.5(a).

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of October 15, 2018, between Immunic and Vital.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Consideration” has the meaning set forth in Section 1.4(a).

“Contemplated Transactions” means the Transaction, the Reverse Split, the Immunic Pre-Closing Financing, and the other transactions and actions contemplated by the Agreement.

“Contract” shall, with respect to any Person, mean any written agreement, contract, subcontract, lease (whether real or personal property), mortgage, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable law.

“Costs” has the meaning set forth in Section 5.7(a).

“D&O Indemnified Parties” has the meaning set forth in Section 5.7(a).

“Dentons” has the meaning set forth in Section 5.1(b).

“Determination Date” has the meaning set forth in Section 1.5(a).

“DGCL” means the General Corporation Law of the State of Delaware.

“Dispute Notice” has the meaning set forth in Section 1.5(b).

“Drug Regulatory Agency” has the meaning set forth in Section 2.12(c).

B-2

“Effect” means any effect, change, event, circumstance, or development.

“Effective Time” has the meaning set forth in Section 1.2.

“EMEA” has the meaning set forth in Section 2.12(c).

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” means any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 1.7(a).

“Exchange Fund” has the meaning set forth in Section 1.7(a).

“Exchange Ratio” means, subject to Section 1.4(d), the following ratio (with such ratio being calculated to the nearest 1/10,000 of a share): the quotient obtained by dividing (a) the Immunic Transaction Shares by (b) the Immunic Outstanding Shares, in which:

•	“Immunic Allocation Percentage” means 1.00 minus the Vital Allocation Percentage.

•	“Immunic Associate Transaction Payout Excess” means the aggregate amount (if any) of all payments to be made to any current or former employee, consultant, independent contractor or director of Immunic in connection with the Transaction or the other Contemplated Transactions (including pursuant to the Immunic Virtual Stock Option Plan or based upon any other stock option equivalents held by any such Person) to the extent in excess of Three Hundred Thousand Dollars ($300,000).
B-3

•	“Immunic Exchange Ratio Valuation” means the Immunic Post-Financing Valuation minus the Immunic Associate Transaction Payout Excess.

•	“Immunic Outstanding Shares” means, subject to Section 1.4(d), the total number of shares of Immunic Common Stock outstanding immediately prior to the Effective Time expressed on a fully-diluted and as-converted to Immunic Common Stock basis and assuming, without limitation or duplication, the issuance of shares of Immunic Common Stock in respect of all options, warrants or rights to receive such shares that will be outstanding immediately after the Effective Time. For the avoidance of doubt, all Immunic Common Shares issued in, or issuable as the result of, the Immunic Pre-Closing Financing and Immunic Exit Bonus Agreements, and any Immunic Shares issuable under (or in respect of any payment otherwise due pursuant to) any agreement or arrangement referenced in Section 2.4(c) of the Immunic Disclosure Schedule, shall be included in such total (i.e., the Immunic Allocation Percentage and Vital Allocation Percentage contemplated by the Exchange Ratio are intended to be determined taking into account the consummation of the Immunic Pre-Closing Financing and the Immunic Exit Bonus Agreements as well as any issuances or payments occurring pursuant to any agreement or arrangement referenced in Section 2.4(c) of the Immunic Disclosure Schedule).

•	“Immunic Post-Financing Valuation” means the product determined by multiplying (a) the number of Immunic Outstanding Shares by (b) the Price Per Share, where (i) the “Price Per Share” means the price per Immunic Common Share paid in the Immunic Pre-Closing Financing, except that the Price Per Share shall be recalculated based upon a Pre-Money Valuation of Eighty-Five Million Dollars ($85,000,000) if the actual Pre-Money Valuation is higher than such amount, and (ii) “Pre-Money Valuation” means the product determined by multiplying (X) the number of Immunic Outstanding Shares, excluding the Immunic Common Shares issued in, or issuable as the result of, the Immunic Pre-Closing Financing by (Y) the price per Immunic Common Share paid in the Immunic Pre-Closing Financing.

•	“Immunic Transaction Shares” means the product determined by multiplying (a) the Post-Closing Vital Shares by (b) the Immunic Allocation Percentage.

•	“Minimum Cash Amount” means One Million Five Hundred Thousand Dollars ($1,500,000); provided, however, that if the Closing occurs after March 31, 2019, then the Minimum Cash Amount shall be reduced by Five Thousand Dollars ($5,000) for each day (including any partial day) after March 31, 2019 until the Closing.

•	“Post-Closing Vital Shares” mean the quotient determined by dividing (a) the Vital Outstanding Shares by (b) the Vital Allocation Percentage.
B-4

•	“Vital Allocation Percentage” means the quotient determined by dividing (a) the Vital Exchange Ratio Valuation by (b) the sum of (i) the Vital Exchange Ratio Valuation plus (ii) the Immunic Exchange Ratio Valuation.

•	“Vital Exchange Ratio Cash” means Four Million Seven Hundred Thousand Dollars ($4,700,000); provided, however, that if Vital’s Net Cash determined pursuant to Section 1.5 is less than Four Million Two Hundred Thousand Dollars ($4,200,000) or greater than Five Million Two Hundred Thousand Dollars ($5,200,000), then the Vital Exchange Ratio Cash shall be Vital’s Net Cash determined pursuant to Section 1.5.

•	“Vital Exchange Ratio Valuation” means the sum of the Vital Pre-Closing Valuation plus the Vital Exchange Ratio Cash.

•	“Vital Pre-Closing Valuation” means Nine Million Six Hundred Thousand Dollars ($9,600,000); provided, however, that if Vital’s Net Cash determined pursuant to Section 1.5 is less than the Minimum Cash Amount, then the Vital Pre-Closing Valuation means Seven Million Dollars ($7,000,000).

•	“Vital Outstanding Shares” means, subject to Section 1.4(d), the total number of shares of Vital Common Stock outstanding immediately prior to the Effective Time expressed assuming, without limitation or duplication, (a) the exercise of each Vital Option outstanding and unexercised immediately prior to the Effective Time that has an exercise price less than or equal to the then current trading price for shares of Vital Common Stock (i.e., “in-the-money” options), excluding any portion thereof which cannot become vested or exercisable (due, for example, to a termination of service) or will otherwise not be outstanding immediately after the Effective Time, (b) the settlement in shares of Vital Common Stock of each Vital RSU outstanding as of the Effective Time (including the Vital Severance RSUs), excluding any portion thereof which cannot become vested or exercisable (due, for example, to a termination of service) or will otherwise not be outstanding immediately after the Effective Time, and (c) the exercise of each Vital Warrant outstanding and unexercised immediately prior to the Effective Time that has an exercise price less than or equal to the then current trading price for shares of Vital Common Stock (i.e., “in-the-money” warrants) and will be outstanding immediately after the Effective Time. For the avoidance of doubt, shares of Vital Common Stock issuable upon the exercise of Vital Options or Vital Warrants that are not in-the-money immediately prior to the Effective Time will be excluded from the calculation of Vital Outstanding Shares.

“Existing Immunic D&O Policies” has the meaning set forth in Section 2.16(b).

“Existing Vital D&O Policies” has the meaning set forth in Section 3.12(b).

“FDA” has the meaning set forth in Section 2.12(c).

“FDCA” has the meaning set forth in Section 2.12(c).

B-5

“Form S-4 Registration Statement” means the registration statement on Form S-4 to be filed with the SEC by Vital registering the public offering and sale of Vital Common Stock to all Holders in the Transaction, including all shares of Vital Common Stock to be issued in exchange for all Immunic Shares in the Transaction, as said registration statement may be amended prior to the time it is declared effective by the SEC.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exceptions, orders, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental body of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Tax authority); or (d) self-regulatory organization (including Nasdaq and the Financial Industry Regulatory Authority).

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including crude oil or any fraction thereof, and petroleum products or by-products.

“Holder” has the meaning set forth in the Preamble.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IFRS” means International Financial Reporting Standards promulgated by the IASB.

“Immunic” has the meaning set forth in the Preamble.

“Immunic Affiliate” means any Person that is (or at any relevant time was) under common control with Immunic within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

“Immunic Articles” has the meaning set forth in the Recitals.

“Immunic Associate” means any current employee, independent contractor, officer or director of Immunic or any Immunic Affiliate.

“Immunic Board of Directors” has the meaning set forth in the Recitals.

B-6

“Immunic Board Recommendation” has the meaning set forth in Section 5.2(b).

“Immunic Common Shares” has the meaning set forth in the Recitals.

“Immunic Contract” means any Contract: (a) to which Immunic or any of its Subsidiaries is a party; or (b) by which Immunic or any Immunic Subsidiary or any Immunic IP Rights or any other asset of Immunic or its Subsidiaries is bound or under which Immunic or any Immunic Subsidiary has any obligation.

“Immunic Disclosure Schedule” has the meaning set forth in Article 2.

“Immunic Employee Plan” has the meaning set forth in Section 2.14(e).

“Immunic Exit Bonus Agreements” means the Exit Bonus Agreements dated [*], between Immunic and each of Manfred Gröppel, Andreas Mühler, Daniel Vitt and Hella Kohlhof.

“Immunic Exit Bonus Shares” means the Immunic Common Shares to be issued immediately prior to the Closing pursuant to the terms of the Immunic Exit Bonus Agreements.

“Immunic Financials” has the meaning set forth in Section 2.5(a).

“Immunic IP Rights” means all Intellectual Property owned, licensed or controlled by Immunic or any of its Subsidiaries that is necessary or used in the business of Immunic and its Subsidiaries as presently conducted or as presently proposed to be conducted.

“Immunic IP Rights Agreement” means any instrument or agreement governing, related or pertaining to any Immunic IP Rights.

“Immunic Leases” has the meaning set forth in Section 2.8.

“Immunic Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the Immunic Material Adverse Effect, is or would reasonably be expected to be materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, condition (financial or otherwise), capitalization, assets, operations or financial performance of Immunic and its Subsidiaries taken as a whole; or (b) the ability of Immunic or a Holder to consummate the Contemplated Transactions or to perform any of its covenants or obligations under the Agreement in all material respects; provided, however, that Effects from the following shall not be deemed to constitute (nor shall Effects from any of the following be taken into account in determining whether there has occurred) an Immunic Material Adverse Effect: (i) any rejection by a Governmental Body of a registration or filing by Immunic relating to the Immunic IP Rights; (ii) any change in the cash position of Immunic which results from operations in the Ordinary Course of Business; (iii) conditions generally affecting the industries in which Immunic and its Subsidiaries participate or the global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on Immunic and its Subsidiaries taken as a whole; (iv) any failure by Immunic or any of its Subsidiaries to meet internal projections or forecasts on or after the date of this Agreement (it being understood, however, that any Effect causing or contributing to any such failure to meet projections or forecasts may constitute a Immunic Material Adverse Effect and may be taken into account in determining whether a Immunic Material Adverse Effect has occurred); (v) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; or (vi) any changes (after the date of this Agreement) in GAAP, IFRS or applicable Legal Requirements.

B-7

“Immunic Material Contract” has the meaning set forth in Section 2.10(a).

“Immunic Permits” has the meaning set forth in Section 2.12(b).

“Immunic Pre-Closing Financing” means an acquisition of Immunic Common Shares to be consummated prior to the Closing by the Holders pursuant to the Subscription Agreement with gross proceeds of at least twenty six million, two hundred and twenty seven thousand Euros (€26,227,000).

“Immunic Pre-Closing Financing Shares” has the meaning set forth in the Recitals.

“Immunic Preferred Shares” has the meaning set forth in the Recitals.

“Immunic Product Candidates” has the meaning set forth in Section 2.12(d).

“Immunic Registered IP” means all Immunic IP Rights that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

“Immunic Regulatory Permits” has the meaning set forth in Section 2.12(d).

“Immunic Shareholder Matters” has the meaning set forth in Section 5.2(a).

“Immunic Shares” has the meaning set forth in the Recitals.

“Immunic Stock Certificate” has the meaning set forth in Section 1.6.

“Immunic Subsidiary” has the meaning set forth in Section 2.1(a).

“Immunic Termination Fee” has the meaning set forth in Section 9.3(b).

“Immunic Unaudited Interim Balance Sheet” means the unaudited consolidated balance sheet of Immunic as of September 30, 2018.

“Immunic Virtual Stock Option Plan” means the Immunic Virtual Stock Option Plan for Key Employees and Advisors.

“Intellectual Property” means (a) United States, foreign and international patents, patent applications, including provisional applications, statutory invention registrations, invention disclosures and inventions, (b) trademarks, service marks, trade names, domain names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration thereof, (c) copyrights, including registrations and applications for registration thereof, and (d) software, formulae, customer lists, trade secrets, know-how, confidential information and other proprietary rights and intellectual property, whether patentable or not.

B-8

“Investor Agreements” shall have the meaning set forth in Section 5.16.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, (a) with respect to Vital, the actual knowledge of [*] and [*], after reasonable inquiry; and (b) with respect to Immunic, the actual knowledge of [*] and [*], after reasonable inquiry.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” means any federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Liability” has the meaning set forth in Section 2.11.

“Multiemployer Plan” means (a) a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA, or (b) a plan which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (a).

“Multiple Employer Plan” means (a) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 3(40) of ERISA, or (b) a plan which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (a).

“Nasdaq” means The Nasdaq Stock Market.

“Nasdaq Listing Application” has the meaning set forth in Section 5.10.

“Net Cash” means (a) the sum of Vital’s cash and cash equivalents, marketable securities, accounts, interest and other receivables (to the extent determined to be collectible), and deposits (to the extent refundable to Vital or applicable to the business of Vital post-Closing), in each case as of the Anticipated Closing Date, determined in a manner consistent with the manner in which such items were historically determined and in accordance with the Vital Audited Financial Statements and the Vital Unaudited Interim Balance Sheet, minus (b) the sum of Vital’s accounts payable and accrued expenses (without duplication of any expenses accounted for below), in each case as of such date and determined in a manner consistent with the manner in which such items were historically determined and in accordance with the Vital Audited Financial Statements and the Vital Unaudited Interim Balance Sheet, minus (c) the cash cost of any unpaid change of control payments or severance, termination or similar payments, including any COBRA related obligations (excluding, for the avoidance of doubt, payments made in the form of Vital Severance RSUs) that are or become due as a result of the Contemplated Transactions to any current or former employee, director or independent contractor of Vital, minus (d) any unpaid fees and expenses (including any attorney’s, accountant’s, financial advisor’s or finder’s fees) for which Vital is liable and which have been incurred by Vital in connection with this Agreement and the Contemplated Transactions, minus (e) any and all other bona fide current and long-term Liabilities payable in cash that would be required to be set forth in a balance sheet prepared in accordance with GAAP (including any remaining post-Closing Liabilities on real property leases held by Vital as of the Anticipated Closing Date that have not been assigned or the subject of an effective sublease), in each case to the extent not paid or canceled at or prior to the Anticipated Closing Date or scheduled for cancellation prior to the Closing, plus or minus (f) the net amount of any transaction expense reimbursement owed to, or transaction expense payment owed by, Vital pursuant to Section 9.3(a), plus (g) the amount of any prepaid expenses for goods or services to be provided to Vital after the Closing, plus (h) any amounts paid by Vital or Liabilities incurred prior to the Closing that are approved in writing to be covered by insurance where payment will occur after the Closing (net, as applicable, of any deductible), plus (i) the amount of any consideration received by Vital for any Vital Legacy Transaction, or held in escrow in respect of any Vital Legacy Transaction and payable to Vital upon approval of any Vital Legacy Transaction at issue (including following the Closing) by the Vital Stockholders or upon a good faith determination by the Vital Board of Directors that any Vital Legacy Transaction at issue does not constitute the sale of all or substantially all of the assets of Vital, or otherwise reasonably certain of receipt by Vital (as determined in the sole discretion of Immunic), plus (j) 50% of the amounts paid or payable by Vital in respect of the audit of Vital’s financial statements at and for the year ending December 31, 2018, as well as for the preparation of Vital’s Annual Report on Form 10-K for the year ended December 31, 2018 and, if applicable, the preparation of Vital’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2019, plus (k) any amounts paid by Vital or Liabilities incurred in obtaining any regulatory approvals needed to ensure that the Vital Common Stock to be issued in the Transaction shall be registered or qualified or exempt from registration or qualification under the securities law of Germany as contemplated by Section 5.1(d), and plus (l) any amounts paid or payable by Vital for activities requested by Immunic (to the extent not otherwise in fulfillment of Vital’s obligations under this Agreement).

B-9

“Net Cash Calculation” has the meaning set forth in Section 1.5(a).

“Net Cash Schedule” has the meaning set forth in Section 1.5(a).

“New CSA” has the meaning set forth in the Recitals.

“Notice Period” has the meaning set forth in Section 5.3(c).

“Ordinary Course of Business” means, in the case of each of Immunic and Vital and for all periods, such actions taken in the ordinary course of its normal operations and consistent with its past practices; provided, however, that during the Pre-Closing Period, (a) the Ordinary Course of Business of each Party shall also include any actions expressly required or permitted by this Agreement, including with respect to the Contemplated Transactions, (b) the Ordinary Course of Business for Immunic shall also include actions undertaken in connection with preparing to become a SEC reporting company listed on the Nasdaq Global Market, and (c) the Ordinary Course of Business of Vital shall also include actions required to effect and effecting, in one or more transactions, the sale, divestiture and/or winding down of the Vital Legacy Business or the sale, license or other disposition of any or all of the Vital Legacy Assets; provided, however, that to the extent such sale, license or other disposition results in ongoing post-Closing obligations to Vital or Immunic, the terms of such sale, license or other disposition shall be reasonably acceptable to Immunic.

B-10

“Outside Date” has the meaning set forth in Section 9.1(b).

“Party” or “Parties” means Immunic and Vital.

“Permitted Alternative Agreement” means an Acquisition Agreement that constitutes a Superior Offer.

“Person” means any individual, Entity or Governmental Body.

“Pre-Closing Period” has the meaning set forth in Section 4.1.

“Proxy Statement / Prospectus” means the proxy statement/prospectus to be sent to Vital’s stockholders in connection with the Vital Stockholders’ Meeting.

“Representatives” means directors, officers, other employees, agents, attorneys, accountants, investment bankers, advisors and representatives.

“Required Vital Stockholder Vote” has the meaning set forth in Section 3.2(b).

“Response Date” has the meaning set forth in Section 1.5(b).

“Reverse Split” means a reverse stock split of all outstanding (but not authorized) shares of Vital Common Stock at a reverse stock split ratio in a range mutually agreed to by Vital and Immunic.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subscription Agreement” has the meaning set forth in the Recitals.

B-11

“Subsequent Transaction” means any Acquisition Transaction (with all references to 20% in the definition of Acquisition Proposal being treated as references to 50% for these purposes).

“Subsidiary” means an Entity of which another Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Superior Offer” means an unsolicited, bona fide Acquisition Proposal (with all references to 20% in the definition of Acquisition Proposal being treated as references to 50% for these purposes) made by a third party that (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) this Agreement; and (b) is on terms and conditions that the Vital Board of Directors determines, in its reasonable, good faith judgment, after obtaining and taking into account such matters that it deems relevant following consultation with its outside legal counsel and financial advisor, if any (i) is more favorable, from a financial point of view, to the Vital Stockholders than the terms of the Transaction; and (ii) is reasonably capable of being consummated; provided, however, that any such offer shall not be deemed to be a “Superior Offer” if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party.

“Tax” means any federal, state, local, foreign or other tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, customs duty, alternative or add-on minimum or other tax of any kind whatsoever, and including any fine, penalty, addition to tax or interest, whether disputed or not.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Terminated Vital Associate Payments” has the meaning set forth in Section 5.5(a).

“Transaction” has the meaning set forth in the Recitals.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“Vital 409A Plan” has the meaning set forth in Section 3.10(k).

“Vital” has the meaning set forth in the Preamble.

B-12

“Vital Affiliate” means any Person that is (or at any relevant time was) under common control with Vital within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

“Vital Associate” means any current or former employee, independent contractor, officer or director of Vital, any of its Subsidiaries or any Vital Affiliate.

“Vital Audited Financial Statements” means the audited consolidated financial statements included in Vital’s Annual Report on Form 10-K filed with the SEC for the period ended December 31, 2017.

“Vital Board Adverse Recommendation Change” has the meaning set forth in Section 5.3(b).

“Vital Board of Directors” means the board of directors of Vital.

“Vital Board Recommendation” has the meaning set forth in Section 5.3(b).

“Vital Capital Stock” means Vital Common Stock and Vital preferred stock.

“Vital Common Stock” has the meaning set forth in Section 3.4(a).

“Vital Continued Benefit Plans” has the meaning set forth in Section 5.5(b).

“Vital Contract” means any Contract: (a) to which Vital is a party; or (b) by which Vital or any Vital IP Rights or any other asset of Vital is bound or under which Vital has any obligation.

“Vital Disclosure Schedule” has the meaning set forth in Article 3.

“Vital Employee Plan” has the meaning set forth in Section 3.10(c).

“Vital Equity Plans” has the meaning set forth in Section 3.4(b).

“Vital IP Rights” means all Intellectual Property owned, licensed or controlled by Vital that is necessary or used in the business of Vital as presently conducted or as presently proposed to be conducted.

“Vital Intervening Event” has the meaning set forth in Section 5.3(c).

“Vital Legacy Assets” means all assets, technology and Intellectual Property of Vital as they existed at any time prior to the date of this Agreement.

“Vital Legacy Business” means the business of Vital as conducted at any time prior to the date of this Agreement.

“Vital Legacy Transaction” has the meaning set forth in Section 4.2(c).

B-13

“Vital Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the Vital Material Adverse Effect, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, condition (financial or otherwise), capitalization, assets, operations or financial performance of Vital; or (b) the ability of Vital to consummate the Contemplated Transactions or to perform any of its covenants or obligations under the Agreement in all material respects; provided, however, that Effects from the following shall not be deemed to constitute (nor shall Effects from any of the following be taken into account in determining whether there has occurred) a Vital Material Adverse Effect: (i) any rejection by a Governmental Body of a registration or filing by Vital relating to the Vital IP Rights; (ii) any change in the cash position of Vital which results from operations in the Ordinary Course of Business; (iii) conditions generally affecting the industries in which Vital participates or the United States or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on Vital; (iv) any failure of Vital to meet internal projections or forecast or third-party revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement or any change in the price or trading volume of Vital Common Stock (it being understood, however, that any Effect causing or contributing to any such failure to meet projections or predictions or any change in stock price or trading volume may constitute a Vital Material Adverse Effect and may be taken into account in determining whether a Vital Material Adverse Effect has occurred); (v) the sale or winding down of the Vital Legacy Business and Vital’s operations, and the sale, license or other disposition of the Vital Legacy Assets; (vi) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Transaction or the Immunic Pre-Closing Financing; (vii) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; or (viii) any changes (after the date of this Agreement) in GAAP, IFRS or applicable Legal Requirements.

“Vital Material Contract” has the meaning set forth in Section 3.16(a).

“Vital Options” means options to purchase shares of Vital Common Stock issued or granted by Vital.

“Vital Outstanding Shares Certificate” has the meaning set forth in Section 1.3(a)

“Vital Permits” has the meaning set forth in Section 3.8(b).

“Vital Regulatory Permits” has the meaning set forth in Section 3.8(d).

“Vital RSUs” means a restricted stock unit covering shares of Vital Common Stock issued or granted by Vital.

“Vital Severance RSUs” means Vital RSUs which may be granted to certain Vital Associates, in the sole discretion of Vital, in an amount of up to approximately Two Million One Hundred Thousand Dollars ($2,100,000) in value in exchange for payments otherwise due to such Vital Associates (including in connection with termination of employment or service with Vital).

B-14

“Vital Subsidiaries” has the meaning set forth in Section 3.1(a).

“Vital Stockholder” means each holder of Vital Capital Stock, and “Vital Stockholders” means all Vital Stockholders.

“Vital Stockholder Matters” has the meaning set forth in Section 5.3(a).

“Vital Stockholders’ Meeting” has the meaning set forth in Section 5.3(a).

“Vital Termination Fee” has the meaning set forth in Section 9.3(b).

“Vital Unaudited Interim Balance Sheet” means the unaudited consolidated balance sheet of Vital included in Vital’s Quarterly Report on Form 10-Q filed with the SEC for the period ended September 30, 2018.

“Vital Warrants” means the outstanding warrants to purchase Vital Capital Stock set forth in Section 3.4(a) of the Vital Disclosure Schedule.

B-15